EXHIBIT 2.1

ASSET PURCHASE AGREEMENT
by and among
Hooker Furniture Corporation,
as Buyer
and
Shenandoah Furniture, Inc.,
as Seller
and
Gideon C. Huddle and Candace H. Payne,
as Shareholders

Dated September 6, 2017

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

EXHIBITS

Exhibit A	-	Purchase Price Allocation
Exhibit B	-	Form of Bill of Sale
Exhibit C	-	Form of Assignment and Assumption Agreement
Exhibit D-1	-	Form of Lease Termination Agreement (Martinsville)
Exhibit D-2	-	Form of Lease Termination Agreement (Mt. Airy)
Exhibit D-3	-	Form of Lease Termination Agreement (Valdese)
Exhibit D-4	-	Form of Lease Termination Agreement (High Point)
Exhibit F	-	Form of Intellectual Property Assignment
Exhibit G	-	Form of Employment Agreements
Exhibit H	-	Form of Escrow Agreement
Exhibit I	-	Form of Martinsville Facility Lease
Exhibit J	-	Form of Mt. Airy Facility Lease
Exhibit K	-	Form of Valdese Facility Lease
Exhibit L	-	Form of High Point Facility Lease
Exhibit M	-	Form of Certificate of Non-Foreign Status

-iv-

PARTS

Part 1.1(a)	-	Applicable Accounting Principles
Part 1.1(b)	-	Description of Collinsville Property
Part 1.1(c)	-	Excluded Life Insurance Policies
Part 1.1(d)	-	Buyer’s Persons with Knowledge
Part 1.1(e)	-	Seller’s Persons with Knowledge
Part 2.1(a)	-	Tangible Personal Property
Part 2.1(i)	-	Seller’s Claims against Third Parties
Part 2.2(d)	-	Excluded Rights relating to Deposits and Prepaid Expenses and Claims for Refunds and Rights to Offset
Part 2.2(f)	-	Excluded Seller Contracts
Part 2.2(l)	-	Expressly Excluded Assets
Part 2.4(a)(iv)	-	Written Warranty Agreements
Part 2.4(a)(vii)	-	Expressly Assumed Liabilities
Part 3.1(a)	-	Seller’s Jurisdiction of Incorporation and Foreign Qualification
Part 3.1(c)	-	Governing Documents of Seller
Part 3.1(d)	-	Capital Stock
Part 3.2(b)	-	Conflicts
Part 3.2(c)	-	Notices or Consents
Part 3.4	-	Financial Statements
Part 3.6	-	Sufficiency of Assets
Part 3.7	-	Description of Owned Real Property
Part 3.8	-	Leased Real Property
Part 3.9	-	Specific Permitted Encumbrances
Part 3.10(b)	-	Condition and Possession of Tangible Personal Property
Part 3.11	-	Accounts Receivable
Part 3.13	-	No Undisclosed Liabilities
Part 3.14	-	Taxes
Part 3.16	-	Employee Benefits
Part 3.17(a)	-	Compliance with Legal Requirements
Part 3.17(b)	-	Governmental Authorizations
Part 3.18(a)	-	Legal Proceedings
Part 3.18(b) & (c)	-	Orders
Part 3.19	-	Absence of Certain Changes and Events
Part 3.20	-	Contracts; No Defaults
Part 3.21(a)	-	Insurance
Part 3.22	-	Environmental Matters
Part 3.23	-	Employees
Part 3.25	-	Intellectual Property
Part 3.28	-	Relationships with Related Persons
Part 3.29	-	Brokers or Finders
Part 3.32	-	Customers
Part 3.33	-	Suppliers
Part 3.34	-	Product Warranties; Product Liability
Part 4.5	-	Brokers or Finders

-v-

Part 7.3	-	Material Consents
Part 7.8	-	Required Governmental Authorizations
Part 10.1(b)	-	Seller Key Employees

Pursuant to Rule 601(b)(2) of Regulation S-K, Hooker Furniture Corporation agrees to furnish supplementally to the Securities and Exchange Commission, upon request, any omitted schedules or similar attachments to Exhibit 2.1.

-vi-

ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (“Agreement”) is dated September 6, 2017, by and among Hooker Furniture Corporation, a Virginia corporation (“Buyer”); Shenandoah Furniture, Inc., a Virginia corporation (“Seller”); Gideon C. Huddle, a resident of the Commonwealth of Virginia (“G.C. Huddle”); and Candace H. Payne, a resident of the State of North Carolina (“C.H. Payne”) (G.C. Huddle and C.H. Payne are referred to herein as “Shareholders”).
RECITALS
A.          Seller is engaged in the business of developing, designing, manufacturing, distributing, promoting, importing, selling or providing wood, metal or upholstered residential furniture products at the middle to upper price points (the “Business”).
B.          Shareholders collectively own 25,000 shares of the common stock, par value $1.00 per share, of Seller, which constitute one hundred percent (100%) of the issued and outstanding shares of capital stock of Seller.  Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.
The parties, intending to be legally bound, agree as follows:
1.	DEFINITIONS AND USAGE
1.1	Definitions
For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:
“401(k) Plan” – as defined in Section 10.1(d).
“Accounting Expert” – a nationally recognized top-ten independent public accounting firm that has not previously been engaged by any of the Parties in the twenty-four (24) months preceding the Closing Date and that is agreed upon by Buyer and Seller in writing.
“Accounts Receivable” – (a) all trade accounts receivable and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.
“Active Employees” – as defined in Section 10.1(a).
“Affiliate” – with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” – as defined in the first paragraph of this Agreement.
“Anti-Bribery Laws” – as defined in Section 3.27.
“Applicable Accounting Principles” – GAAP applied in a manner consistent with the preparation of the Financial Statements, including with respect to the application of the same practices, procedures, judgments, policies and assumptions as the Financial Statements (but only to the extent that such practices, procedures, judgments, policies and assumptions are in accordance with GAAP) and those practices, procedures, judgments, policies and assumptions set forth on Part 1.1(a).
“Appurtenances” – all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.
“Assignment and Assumption Agreement” – as defined in Section 2.7(d)(ii).
“Assumed  Contracts” - as defined in Section 2.1(d).
“Assumed Liabilities” – as defined in Section 2.4(a).
“ASTM Standard” -- ASTM “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process” with designation E1527-13.
“Balance Sheet” – as defined in Section 3.4.
“Basket” – as defined in Section 11.4(a).
“Best Efforts” – the commercially reasonable best efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result in a reasonably expeditious manner, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.
“Bill of Sale” – as defined in Section 2.7(d)(i).
“Breach” – any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event for which if notice was given to a counterparty and if uncured after the expiration of any applicable cure period would constitute such a breach, inaccuracy or failure.
“Bulk Sales Laws” – as defined in Section 5.8.
“Business” – as defined in Recital A.
“Business Day” – any day other than (a) Saturday or Sunday or (b) any other day on which banks in the Commonwealth of Virginia are permitted or required to be closed.
“Buyer” – as defined in the first paragraph of this Agreement.
“Buyer Common Stock” – the common stock of Buyer, no par value.
“Buyer Fundamental Representations” – the representations set forth in Sections 4.1, 4.3(a) and 4.5.
“Buyer Indemnified Parties” – as defined in Section 11.2.
“Buyer Plan” – as defined in Section 10.1(d).
“Buyer SEC Documents” – as defined in Section 4.7.
“Buyer Share Amount” –  a number of Buyer Shares equal to (rounded up to the nearest whole share) (x) $8,000,000 divided by (y) the mean closing price of the Buyer Common Stock as reported in the NASDAQ Stock Market Composite Transactions quotations, as quoted in the Wall Street Journal, for the ten (10) Trading Days immediately preceding the Business Day immediately preceding the Closing Date; provided that the Buyer Share Amount shall be proportionately adjusted to reflect any splits, combinations, stock dividends, recapitalizations, reorganizations or reclassifications with respect to the Buyer Shares or any transaction in which the Buyer Shares are converted into other securities or cash, in each case, occurring between the first and last Trading Day used in the calculation of the mean closing price pursuant to clause (y).
“Buyer Shares” – shares of Buyer Common Stock.
“Buyer’s Closing Documents” – as defined in Section 4.3(a).
“C.H. Payne” – as defined in the first paragraph of this Agreement.
“Cash Consideration” – $32,000,000 plus (a) the Estimated Net Working Capital Overage, if any, estimated in accordance with Section 2.8, or minus (b) the Estimated Net Working Capital Underage, if any, estimated in accordance with Section 2.8.
“Closing” – as defined in Section 2.6.
“Closing Date” – as defined in Section 2.6.
“Closing Effective Time” – 11:59:59 p.m. on the Closing Date.

“COBRA” – as defined in Section 3.16(f).
“Code” – the Internal Revenue Code of 1986, as amended from time to time.
“Collinsville Property” – the land and real property (together with all improvements thereon and Appurtenances thereto) owned by Seller in fee simple and described in Part 1.1(b).
“Competing Business” – as defined in Section 10.9(a).
“Confidentiality Agreement” – that certain Confidentiality Agreement, effective as of June 29, 2017, by and between Buyer and Seller.
“Consent” – any approval, consent, ratification, waiver or other authorization.
“Contemplated Transactions” – all of the transactions contemplated by this Agreement.
“Contract” – any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
“Copyrights” – as defined in Section 3.25(a)(iii).
“Data Privacy and Security Laws” means any Legal Requirement governing (a) the proper use, collection, recording, storing, altering, retrieving, consulting, transferring, disclosing (whether authorized or unauthorized) or otherwise processing personally identifiable information regarding an individual who can be identified from such data or from such data and other information in the possession of Seller (e.g., customer name, street address, telephone number, e-mail addresses, credit card or other payment information, social security numbers, driver’s license numbers or biometric data), (b) notification to individuals or Governmental Bodies upon loss, unauthorized access or other misuse of personal data and (c) the administrative, technical, or physical controls that protect personally identifiable information from unauthorized access, use or disclosure.
“Defined Benefit Plan” – as defined in Section 3.16(a).
“Direct Claim” – as defined in Section 11.5(c).
“Disclosure Letter” – the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Employee Plans” – as defined in Section 3.16(a).
“Employment Agreements” – as defined in Section 2.7(d)(v).
“Encumbrance” – any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air and sub-slab air), plant and animal life and any other environmental medium or natural resource.
“Environmental, Health and Safety Liabilities” – any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law, including those consisting of or relating to:
(a)          any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product);
(b)          any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law;
(c)          financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
(d)          any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law.
The terms “removal,” “remedial” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).
“Environmental Law” – any Legal Requirement that requires or relates to:
(a)          advising appropriate authorities, employees or the public of intended or actual Releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;
(b)          preventing or reducing to acceptable levels the Release of pollutants or hazardous substances or materials into the Environment. or regulating the discharge or emission of pollutants or contaminants;
(c)          reducing the quantities, preventing the Release or minimizing the hazardous characteristics of wastes that are generated, or the proper handling, storage, reuse, recycling, treatment or disposal of solid waste;

(d)          assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;
(e)          protecting resources, species or ecological amenities;
(f)          reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;
(g)          assessing, removing, cleaning up and monitoring pollutants that have been Released, preventing the Threat of Release or paying the costs of such assessment, removal, clean up, monitoring or prevention;
(h)          obtaining or complying with Governmental Authorizations for the ownership, use, operation, siting or maintenance of any real or personal property, including equipment and fixtures; or
(i)          making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.
“Equitable Exceptions” – as defined in Section 3.2(a).
“ERISA” – the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” – as defined in Section 3.16(a).
“Escrow Agreement” – as defined in Section 2.7(d)(vii).
“Escrow Amount” – $2,000,000.
“Escrow Fund” – as defined in Section 2.11.
“Escrow Termination Date” – as defined in Section 2.11.
“Estimated Net Working Capital Overage” – as defined in Section 2.8.
“Estimated Net Working Capital Underage” – as defined in Section 2.8.
“Exchange Act” – the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Excluded Assets” – as defined in Section 2.2.
“Excluded Life Insurance Policy” – the respective life insurance policies of G.C. Huddle, C.H. Payne and John P. Payne, as more fully described in Part 1.1(c).
 “Facilities” – any real property, buildings, improvements and other facilities, whether owned in fee simple or by leasehold, and any other interest in real property currently owned,

leased, occupied or operated by Seller, including the Tangible Personal Property used or operated by Seller, at the respective locations of the premises leased under Real Property Leases as specified in Section 3.8, including without limitation, the Operating Facilities, but excluding the Collinsville Property and the facilities located thereon,.  Notwithstanding the foregoing, for purposes of the definitions of “Hazardous Activity” and “Remedial Action” and Sections 3.22 and 11.3, “Facilities” shall mean any real property, leasehold or other interest in real property currently or formerly owned or operated by Seller.
“Financial Statements” – as defined in Section 3.4.
“Final Net Working Capital Statement” – as defined in Section 2.9(a).
“G.C. Huddle” – as defined in the first paragraph of this Agreement.
“GAAP” – generally accepted accounting principles for financial reporting in the United States.
“Governing Documents” – with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership,  the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.
“Governmental Authorization” – any Consent, Order, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body” – any:
(a)          nation, state, county, city, town, borough, village, district or other jurisdiction;
(b)          federal, state, local, municipal, foreign or other government;
(c)          governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal, arbitrator or other entity exercising governmental or quasi-governmental powers);
(d)          multinational organization or body;
(e)          body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)          official of any of the foregoing.
“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.
“Hazardous Material” – any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste,” “toxic substance,” “oil,” “petroleum,” “solid waste” or “pollutant” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
“High Point Lease” – as defined in Section 2.7(d)(xi).
“High Point Phase I” – as defined in Section 2.7(d)(xxi).
“Improvements” – all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.
“Indemnified Party” – as defined in Section 11.5.
“Indemnifying Party” – as defined in Section 11.5.
“Insurance Policies” – as defined in Section 3.21(a).
“Intellectual Property Assets” – as defined in Section 3.25(a).
“Intellectual Property Assignment” – as defined in Section 2.7(d)(iv).
“Interim Balance Sheet” – as defined in Section 3.4.
“Inventories” – all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.
“IRS” – the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“Knowledge of Buyer” or “Buyer’s Knowledge” or any similar knowledge qualification – the actual or constructive knowledge of those persons listed on Part 1.1(d), after due and reasonable inquiry.

“Knowledge of Seller” or “Seller’s Knowledge” or any similar knowledge qualification – the actual or constructive knowledge of those persons listed on Part 1.1(e), after due and reasonable inquiry.
“Land” – all parcels and tracts of land in which Seller and/or a Landlord has an ownership interest.
“Landlord” – means Huddle Associates, L.P., Huddle Investments, LLC, Huddle Carolina LLC, and Huddle Associates, L.P. for each of the Martinsville Facility Lease, the Mt. Airy Facility Lease, the Valdese Facility Lease and the High Point Lease, respectively.
“Lease” – any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.
“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, rule, ordinance, order, decree, regulation, statute or treaty.
“Liability” – with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.
“Losses” – losses, damages, Liabilities, deficiencies, Proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys' fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall not include punitive damages, except in the case of actual fraud or to the extent actually awarded to a Governmental Authority or other third party.
“Marks” – as defined in Section 3.25(a)(i).
“Martinsville Facility Lease” – as defined in Section 2.7(d)(viii).
“Martinsville Phase I” – as defined in Section 2.7(d)(xviii);
“Material Adverse Effect” – any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the Business, (b) the value of the Purchased Assets, or (c) the ability of Seller to consummate the Contemplated Transactions on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industry in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this

Agreement, except pursuant to Sections 3.2(b), 3.2(c) and 5.4; (vi) any changes in applicable Legal Requirements or accounting rules, including GAAP; or (vii) the public announcement, pendency or completion of the Contemplated Transactions; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur only to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Business compared to other participants in the industry in which the Business operates.
“Material Consents” – as defined in Section 7.3.
“Mt. Airy Facility Lease” – as defined in Section 2.7(d)(ix).
“Multiemployer Plan” – as defined in Section 3.16(a).
“Net Working Capital” means, as of the Closing, (a) the sum of accounts receivable, Inventory and prepaid expenses and other current assets of the Seller, other than any Excluded Assets, less (b) the sum of accounts payable, accrued expenses and other current liabilities of Seller including, for the avoidance of doubt, annual bonus amounts for members of management of Seller that are accrued and expensed but not paid by Seller prior to the Closing Date (collectively, “Current Liabilities”) and excluding any Retained Liabilities.  For the avoidance of doubt, in calculating the Net Working Capital, Buyer shall be able to use relevant information available up until the time in which the Net Working Capital Statement is delivered; provided that the Buyer shall provide the Seller and its Representatives the right to observe and participate in any physical count of the Inventory of the Business to be used in the calculation of Net Working Capital.
“Net Working Capital Estimate” – as defined in Section 2.8.
“Net Working Capital Statement” – as defined in Section 2.9(a).
“Net Working Capital Target” – $4,176,876.13 as determined in accordance with Applicable Accounting Principles.
“Nonmaterial Consents” – as defined in Section 2.10(c).
“Notice of Disagreement” – as defined in Section 2.9(f).
“Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
“Operating Facility” or “Operating Facilities” – as defined in Section 2.7(d)(iii).
“Order” – any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action:
(a)          is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person;
(b)          does not require authorization by the board of directors or shareholders of such Person; and
(c)          is broadly similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such first Person.
“P. Payne” – Phil Payne, a resident of the State of North Carolina.
“Part” – a part or section of the Disclosure Letter.
“Parties” – Buyer, Seller and the Shareholders.
“Patents” – as defined in Section 3.25(a)(ii).
“PBGC” – as defined in Section 3.16(b).
“Permitted Encumbrances” – as defined in Section 3.9(a).
“Person” – an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.
“Purchased Assets” – as defined in Section 2.1.
“Purchased Price” – as defined in Section 2.3.
“Purchased Price Allocation” – as defined in Section 2.5.
“Real Property” – the Land and Improvements and all Appurtenances thereto.
“Real Property Lease” – any lease, sublease, license, rental or other similar agreement pertaining to the use or occupancy by Seller of any land, improvements or other facilities not owned by Seller, together with all amendments, extensions and other modifications thereto.

“Record” – information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Registered IP” – as defined in Section 3.25(b).
“Related Person” –
With respect to a particular individual:
(a)          each other member of such individual’s Family;
(b)          any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;
(c)          any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and
(d)          any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).
With respect to a specified Person other than an individual:
(a)          any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;
(b)          any Person that holds a Material Interest in such specified Person;
(c)          each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);
(d)          any Person in which such specified Person holds a Material Interest; and
(e)          any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).
For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release” – any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or into or out of any property.
“Remedial Action” – all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or Threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the Environment; (c) to perform pre-remedial studies and investigations or post-remedial monitoring and care; or  (d) to bring all Facilities and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.
“Representative” – with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Restricted Material Contracts” – as defined in Section 2.10(b).
“Restricted Nonmaterial Contracts” – as defined in Section 2.10(c).
“Restricted Period” – as defined in Section 10.9(a).
“Restrictive Covenant Agreement” – as defined in Section 2.7(d)(vi).
“Retained Liabilities” – as defined in Section 2.4(b).
“SEC” – the United States Securities and Exchange Commission.
“Securities Act” – as defined in Section 3.3.
“Seller” – as defined in the first paragraph of this Agreement.
“Seller Contract” – any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.
“Seller Fundamental Representations” – the representations set forth in Sections 3.1(b), 3.2(a), 3.9, 3.14, 3.16, 3.22, 3.28, 3.29, 3.30 and 3.31.
“Seller Indemnified Parties” – as defined in Section 11.3.
“Seller’s Closing Documents” – as defined in Section 3.2(a).
“Shareholders” – as defined in the first paragraph of this Agreement.
“Showroom” – as defined in Section 2.7(d)(xi).
“SNDA” – as defined in Section 7.7.

“Software” – all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
“Stock Consideration” – as defined in Section 2.3.
“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.
“Tangible Personal Property” – all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.
“Tax” – any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract or pursuant to operation of law.
“Tax Return” – any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.
“Third Party” – a Person that is not a party to this Agreement.
“Third-Party Claim” – as defined in Section 11.5(a).
“Threat of Release” – a reasonable likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.
“Trade Secrets” – as defined in Section 3.25(a)(v).

“Trading Day” means a day on which the NASDAQ Stock Market is open for trading and the Buyer Common Stock is being publicly traded on such market.
“Transaction Documents” means this Agreement, the Confidentiality Agreement, the Escrow Agreement, the Employment Agreements, the Non-Competition Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignment, the Martinsville Facility Lease, the Mt. Airy Facility Lease, the Valdese Facility Lease, the High Point Lease and the other agreements, instruments and documents required to be delivered at the Closing.
“Transferred Employees” – as defined in Section 10.1(b)(i).
“Valdese Facility Lease” – as defined in Section 2.7(d)(x).
“Valdese Phase I” – as defined in Section 2.7(d)(xix);
“WARN Act” – as defined in Section 3.23(d).
1.2	Usage
(a)          Interpretation.  In this Agreement, unless a clear contrary intention appears:
(i)           the singular number includes the plural number and vice versa;
(ii)           reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;
(iii)           reference to any gender includes each other gender;
(iv)           reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;
(v)           reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;
(vi)           “hereunder,” “hereof,” “hereto,”  and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;
(vii)           “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)           “or” is used in the inclusive sense of “and/or”;

(ix)           with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)           references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)          Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with GAAP.
(c)          Legal Representation of the Parties.  This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.
2.	Sale and Transfer of Assets; Closing
2.1	Assets to be Sold
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Closing Effective Time, Seller shall sell, convey, assign, transfer  and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title  and interest in and to all of Seller’s property, rights and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including the following (but excluding the Excluded Assets):
(a)          all Tangible Personal Property, including those items described in Part 2.1(a);
(b)          all Inventories;
(c)          all Accounts Receivable;
(d)          all Seller Contracts, including those listed in Part 3.20(a) (“Assumed Contracts”), and all outstanding offers or solicitations made by or to Seller to enter into any Contract;
(e)          all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer, including those listed in Part 3.17(b);
(f)          all data and Records related to the operations of Seller, including client and customer lists and Records, referral sources, research and development reports  and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);

(g)          all of the intangible rights and property of Seller, including Intellectual Property Assets, going concern value, goodwill, telephone, telecopy and e-mail addresses, data/databases and listings and those items listed in Part 3.25(b);
(h)          all insurance proceeds, if any, recovered pursuant to Section 10.13;
(i)          all claims of Seller against third parties relating to the Purchased Assets, whether choate or inchoate, known or unknown, contingent or noncontingent (other than a right to submit a claim in the future for insurance benefits), including all such claims listed in Part 2.1(i);
(j)          all rights of Seller relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Part 2.2(d) and that are not excluded under Section 2.2(h); and
(k)          the property, rights and assets expressly designated in Part 2.1(k).
All of the property, rights and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Purchased Assets.”
Notwithstanding the foregoing, the transfer of the Purchased Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Purchased Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).
2.2	Excluded Assets
Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of Seller after the Closing:
(a)          all cash, cash equivalents and short-term investments;
(b)          all minute books, stock Records and corporate seals of Seller;
(c)          the shares of capital stock of Seller held in treasury;
(d)          those rights relating to deposits and prepaid expenses and claims for refunds  and rights to offset in respect thereof listed in Part 2.2(d);
(e)          all insurance policies and benefits (including the Excluded Life Insurance Policies) and rights thereunder (except to the extent specified in Section 2.1(h));
(f)          all of the Seller Contracts listed in Part 2.2(f);
(g)          all personnel Records and other Records that Seller is required by law to retain in its possession;
(h)          all claims for refund of Taxes and other governmental charges of whatever nature;

(i)          all rights in connection with and assets of the Employee Plans;
(j)          all rights of Seller under this Agreement and the other Transaction Documents;
(k)          the Collinsville Property, and all of Seller’s rights, title and interest therein;
(l)          the property, rights and assets expressly designated in Part 2.2(l); and
(m)          all rights and control of its attorney-client privilege and any other related rights vis a vis its legal counsel.
2.3	Consideration
Upon the terms and subject to the conditions of this Agreement, in consideration of the purchase of the Purchased Assets, Buyer shall (a) deliver the Cash Consideration by making the cash payments specified in Sections 2.7(a) – 2.7(b); (b) issue to the Shareholders a number of newly-issued Buyer Shares equal to, in the aggregate, the Buyer Share Amount (the “Stock Consideration”; and, together with the Cash Consideration, the “Purchase Price”), such Buyer Shares to be validly issued, fully paid and non-assessable, and free and clear of all Encumbrances (other than restrictions arising under applicable securities Legal Requirements), which will be registered in the name of the applicable Shareholder by book entry in an account or accounts with Buyer’s transfer agent; provided that the Stock Consideration shall be proportionately adjusted to reflect any splits, combinations, stock dividends, recapitalizations, reorganizations or reclassifications with respect to the Buyer Shares or any transaction in which the Buyer Shares are converted into other securities or cash, in each case, occurring between the date of this Agreement and the Closing Date; and (c) assume and agree to pay, perform and discharge when due, all of the Assumed Liabilities.
2.4	Liabilities
(a)          Assumed Liabilities.  On the Closing Date, but effective as of the Closing Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):
(i)           any trade account payable reflected on the Interim Balance Sheet (other than a trade account payable to any Shareholder or a Related Person of Seller or any Shareholder) that remains unpaid at and is not delinquent as of the Closing Effective Time;

(ii)           any trade account payable (other than a trade account payable to any Shareholder or a Related Person of Seller or any Shareholder) incurred by Seller in the Ordinary Course of Business between the date of the Interim Balance Sheet and the Closing Effective Time that remains unpaid at and is not delinquent as of the Closing Effective Time;

(iii)           any Liability to Seller’s customers incurred by Seller in the Ordinary Course of Business for non-delinquent orders outstanding as of the Closing Effective Time reflected on Seller’s books (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Effective Time);

(iv)           any Liability to Seller’s customers under written warranty agreements in the forms disclosed in Part 2.4(a)(iv) given by Seller to its customers prior to the Closing Effective Time (other than any Liability arising out of or relating to a non-warranty Breach that occurred prior to the Closing Effective Time);

(v)           any Liability arising after the Closing Effective Time under the Assumed Contracts (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Effective Time);

(vi)           any Liability of Seller arising after the Closing Effective Time under any Seller Contract included in the Purchased Assets that is entered into by Seller after the date hereof in accordance with the provisions of this Agreement (other than any Liability arising out of or relating to a Breach that occurred prior to the Closing Effective Time);

(vii)           any Liability arising after the Closing Effective Time from the assumption of Seller’s welfare plans relating to medical, dental, vision, life, accidental death and disability, short-term disability and long-term disability (the “Assumed Welfare Plans”); and

(viii)           any Liability of Seller described in Part 2.4(a)(viii).

(b)          Retained Liabilities.  The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.  “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:
(i)           any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Closing Effective Time other than to the extent assumed under Section 2.4(a)(iii), (iv) or (v);

(ii)           any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Closing Effective Time to the extent it arises out of a Breach by Seller that occurred prior to the Closing Effective Time;

(iii)           any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of its business or ownership of the Purchased Assets prior to the Closing Effective Time, (B) any Taxes assessable against Seller that will arise as a result of the sale of the Purchased Assets pursuant to this Agreement and (C) any deferred Taxes of any nature;

(iv)           any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller’s credit facilities or any security interest related thereto;

(v)           any Environmental, Health and Safety Liabilities arising out of or relating to the operation of Seller’s Business or Seller’s leasing, ownership or operation of real property (except as may be the responsibility of Buyer under the Martinsville Facility Lease, the Mt. Airy Facility Lease, the Valdese Facility Lease and the High Point Lease);

(vi)           any Liability under the Employee Plans, including but not limited to the 401(k) Plan (but excluding the Assumed Welfare Plans with respect to Liabilities after the Closing Effective Time) or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(vii)           any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons;

(viii)           any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Buyer;

(ix)           any Liability of Seller to any Shareholder or Related Person of Seller or any Shareholder;

(x)           any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller;

(xi)           any Liability to distribute to any of Seller’s shareholders or otherwise apply all or any part of the consideration received hereunder;

(xii)           any Liability arising out of any Proceeding pending as of the Closing Effective Time;

(xiii)           any Liability arising out of any Proceeding commenced after the Closing Effective Time to the extent resulting from or arising out of occurrences or events happening prior to the Closing Effective Time;

(xiv)           any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body;

(xv)           any Liabilities associated with debt, loans or credit facilities of Seller and the Business owing to a Person;

(xvi)           any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xvii)           any Liability of Seller based upon Seller’s acts or omissions occurring after the Closing Effective Time.

(c)          Notwithstanding anything else herein to the contrary, to the extent any Liabilities are included as a Current Liabilities in the final calculation of the Final Net Working Capital, they shall be treated as Assumed Liabilities to the extent set forth in the final calculation of the Final Net Working Capital.

2.5	Allocation
Within one hundred twenty (120) days of the Closing, the Parties shall agree on an allocation of the Purchase Price (including any adjustments made thereto) and any liabilities assumed, for Tax purposes, which shall be prepared in a manner reasonably consistent with the practices, procedures, judgments, policies, assumptions and example allocation set forth on Exhibit A (such allocation, the “Purchase Price Allocation”). The Buyer shall prepare, and provide to Seller, a draft Purchase Price Allocation within ninety (90) days after Closing. The Seller shall provide any comments to the draft Purchase Price Allocation to Buyer within twenty (20) days upon receipt thereof. If Seller does not provide any comments within the requisite time period, the draft Purchase Price Allocation shall be treated as final.  The Parties agree to use the final Purchase Price Allocation for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including any reports required to be filed under Section 1060 of the Code and the Treasury Regulations promulgated thereunder.  The Parties shall timely file, or cause to be timely filed, IRS Form 8594 (or any comparable form under state, local or foreign Tax Legal Requirements) and any required attachments thereto in accordance with the final Purchase Price Allocation.  Neither Buyer nor Seller shall take any position in any Tax Return, audit, or otherwise, that is inconsistent with the final Purchase Price Allocation, nor shall Buyer or Seller in any way represent that the final Purchase Price Allocation is not correct, unless otherwise required by applicable Legal Requirements.
2.6	Closing
The closing of the Contemplated Transactions (the “Closing”) shall take place on the first Friday that follows the twentieth day after the date of this Agreement, or on such other date as is mutually agreeable to the parties hereto, provided in either case that all Closing conditions set forth in ARTICLE 6 shall have been fully satisfied or duly waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to the satisfaction or due waiver of such conditions at such time) at the offices of McGuireWoods LLP, Gateway Plaza, 800 East Canal Street, Richmond, Virginia 23219, and/or by facsimile, electronic mail or overnight courier delivery as the Parties may agree. The date on which the Closing takes place shall be the “Closing Date”. The Closing shall be deemed to be effective as of the Closing Effective Time.
2.7	Closing Obligations
In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:
(a)          Buyer shall deliver the Escrow Amount, in cash by wire transfer of immediately available funds, to the Escrow Agent, to be held and disbursed by the Escrow Agent in accordance with this Agreement and the Escrow Agreement;
(b)          Buyer shall pay or cause to be paid, in cash by wire transfer of immediately available funds, any remaining Cash Consideration (after deducting the payments in subsection (a) above) to Seller;

(c)          in accordance with Section 2.3(b), Buyer shall issue to the applicable Shareholders the Stock Consideration and shall register such Buyer Shares in the name of each the Shareholders by book entry in an account or accounts with Buyer’s transfer agent;
(d)          Seller shall deliver to Buyer the following items (in form and substance reasonably satisfactory to Buyer and its counsel, unless otherwise specified below):
(i)           a bill of sale for all of the Purchased Assets that are Tangible Personal Property in substantially the form of Exhibit B (the “Bill of Sale”), duly executed by Seller;

(ii)           an assignment of all of the Purchased Assets that are intangible personal property in substantially the form of Exhibit C, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment  and Assumption Agreement”), duly executed by Seller;

(iii)           lease termination agreements among Seller and each Landlord terminating any and all prior verbal or written leases, licenses or occupancy agreements among such parties with respect to the premises described in the Martinsville Facility Lease, the Mt. Airy Facility Lease and the Valdese Facility Lease, respectively (each an “Operating Facility” and together, the “Operating Facilities), and the High Point Lease, effective at or prior to the commencement of the Martinsville Facility Lease, the Mt. Airy Facility Lease, the Valdese Facility Lease and the High Point Lease, in substantially the forms of Exhibits D-1, D-2, D-3 and D-4, respectively, duly executed by Seller and Landlord;

(iv)           assignments of all Intellectual Property Asset in substantially the form of Exhibit E, duly executed by Seller (the “Intellectual Property Assignment”);

(v)           employment agreements in the form of Exhibit F, duly executed by C.H. Payne and P. Payne, respectively (the “Employment Agreements”);

(vi)           a restrictive covenant agreement in the form of Exhibit G, duly executed by G.C. Huddle (the “Restrictive Covenant Agreement”);

(vii)           an escrow agreement in substantially the form of Exhibit H, duly executed by Seller and the escrow agent (the “Escrow Agreement”);

(viii)           a facility lease in substantially the form of Exhibit I, duly executed by Landlord (the “Martinsville Facility Lease”);

(ix)           a facility lease in substantially the form of Exhibit J, duly executed by Landlord (the “Mt. Airy Facility Lease”);

(x)           a facility lease in substantially the form of Exhibit K, duly executed by Landlord (the “Valdese Facility Lease”);

(xi)           a showroom lease in substantially the form of Exhibit L, duly executed by Landlord (the “High Point Lease”) for the showroom located in High Point, NC (the “Showroom”);

(xii)           a certificate pursuant to Treasury Regulation Section 1.1445-2(b) in form of Exhibit M, duly executed and acknowledged by Seller, certifying that Seller is not a foreign person within the meaning of Section 1445 of the Code;

(xiii)           certificate(s) of insurance evidencing Buyer being named as an additional insured under Seller’s insurance policies in effect as of the Closing Date;

(xiv)           releases of all Encumbrances on the Purchased Assets, other than Permitted Encumbrances, including releases or certificates of satisfaction of each mortgage, deed of trust or other similar encumbrance of record with respect to each parcel of real property included in the Purchased Assets, if any;

(xv)           certificate dated as of a date not earlier than the third Business Day prior to the Closing as to the good standing of Seller in the Commonwealth of Virginia;

(xvi)           a certificate, dated as of the Closing Date, executed by Seller stating that the conditions specified in Section 7.1 (provided, however, that such certificate may reflect any updates to the Disclosure Letter made pursuant to Section 5.5), Section 7.2 and Section 7.9, as they relate thereto, have been satisfied;

(xvii)           a certificate of the Secretary of Seller, dated as of the Closing Date, certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, (i) certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and the change of name contemplated by Section 10.4 and (ii) certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions and accompanied by the requisite documents for amending the relevant Governing Documents of Seller required to effect such change of name in form sufficient for filing with the appropriate Governmental Body;

(xviii)           revisions to the “Phase I Environmental Site Assessment Shenandoah Furniture, Inc. Property 225 Beaver Creek Drive Martinsville, Henry County, Virginia” prepared by ECS Mid-Atlantic, LLC dated August 28, 2017 (the “Martinsville Phase I”) that include (1) addressing the Martinsville Phase I to Buyer as the “user” as defined in the ASTM Standard or providing a reliance letter and addendum allowing Buyer to rely on the Martinsville Phase I as the “user” the form and substance of which shall be reasonably acceptable to Buyer, (2) incorporating user provided information from Buyer into the revised Martinsville Phase I or reliance letter and addendum in accordance with the ASTM Standard and (3) confirming that the land leased under the Martinsville Facility Lease is the same property that is the subject of the Martinsville Phase I;

(xix)           revisions to the “Report of Phase I Site Assessment 1801 Main Street East Property Valdese, NC” prepared by McGill Associates dated August 24, 2017 (the “Valdese Phase I”) that include (1) addressing the Valdese Phase I to Buyer as the “user” as defined in the ASTM Standard or providing a reliance letter and addendum allowing Buyer to rely on the Valdese Phase I as the “user” the form of which shall be reasonably acceptable to Buyer, (2) incorporating user provided information from Buyer into the revised Valdese Phase I or reliance letter and addendum in accordance with the ASTM Standard, (3) confirming that the land leased under the Valdese Facility Lease is the same property that is the subject of the Valdese Phase I, (4) including as attachments the following documents referenced in such Valdese Phase I: (a) the “EDR Regulatory Review Report,” (b) “Affidavit and Indemnity Regarding Hazardous Materials,” and (c) the executive summary of the “Phase I ESA provided by Engineering and Environmental Services, PLLC,” and (5) modifying or adding as needed the an environmental lien and activity and use limitation search of the land subject to the Valdese Facility Lease;

(xx)           a Phase I environmental site assessment for the Operating Facility in Mt. Airy, North Carolina completed in accordance with the ASTM Standard, that (1) is addressed to Buyer as the “user” as defined in the ASTM Standard,  (2) includes an environmental lien and activity and use limitation search of the land subject to the Mt. Airy Lease completed by EDR, (3) incorporates user provided information from Buyer, (4) has all components completed within one hundred eighty (180) days of the Closing Date in accordance with the ASTM Standard, (5) identifies no materially different “recognized environmental conditions,” “controlled recognized environmental conditions,” “historic recognized environmental conditions,” or “business environmental risks” as defined in the ASTM Standard (or other similar designations as may be used in the assessment) that were not identified in the “Phase I Environmental Site Assessment Shenandoah Furniture, Inc. Property Henredon Plant, 109 Mountain View Drive, Mount Airy, Surry County, North Carolina” prepared ECS Mid-Atlantic, LLC dated April 9, 2013, and (6) does not include any recommendations for further action;

(xxi)           revisions to the Phase I Environmental Site Assessment Shenandoah Furniture 423 Manning Street, 420 S. Centennial Street, and 325 E. Grimes Avenue, High Point North Carolina dated August 30, 2017 and prepared by Kleinfelder, Inc. (the “High Point Phase I”) that include (1) addressing the High Point Phase I to Buyer as the “user” as defined in the ASTM Standard or providing a reliance letter and addendum allowing Buyer to rely on the High Point Phase I as the “user” the form and substance of which shall be reasonably acceptable to Buyer, (2) incorporating user provided information from Buyer into the revised High Point Phase I or reliance letter and addendum in accordance with the ASTM Standard, (3) adding an environmental lien and activity and use limitation search of the land subject to the High Point Lease completed by Kleinfelder, Inc., and (4) deleting or modifying the first sentence of the last paragraph of Section 1.5 of the High Point Phase I clarifying Buyer’s ability to use and rely upon the High Point Phase I as stated in the ASTM Standard; and

(xxii)           all other consents, filings, certificates, documents, instruments and other items required to be delivered by Seller pursuant to this Agreement, and all such other documents, certificates and instruments as Buyer shall reasonably request to give effect to the Contemplated Transactions or to vest in Buyer good, valid, insurable and marketable title in and to the Purchased Assets free and clear of all Encumbrances, except Permitted Encumbrances.

(e)          Buyer shall deliver, or cause to be delivered, to Seller the following items (in form and substance reasonably satisfactory to Seller and its counsel, unless otherwise specified below):
(i)           the Bill of Sale, duly executed by Buyer;

(ii)           the Escrow Agreement, duly executed by Buyer and the escrow agent;

(iii)           the Assignment and Assumption Agreement, duly executed by Buyer;

(iv)           the Intellectual Property Assignment, duly executed by Buyer;

(v)           the Employment Agreements, duly executed by Buyer;

(vi)           the Restrictive Covenant Agreement, duly executed by Buyer;

(vii)           the Martinsville Facility Lease, duly executed by Buyer;

(viii)           the Mt. Airy Facility Lease, duly executed by Buyer;

(ix)           the Valdese Facility Lease, duly executed by Buyer;

(x)           the High Point Lease, duly executed by Buyer;

(xi)           a certificate, dated as of the Closing Date, executed by Buyer stating that the conditions specified in Section 8.1 and Section 8.2 have been satisfied; and

(xii)           a certificate of the Secretary of Buyer, dated as of the Closing Date, certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other Transaction Document.

2.8	Pre-Closing Net Working Capital Estimate
Prior to three Business Days prior to the Closing, Seller shall deliver to Buyer a written good faith estimate (the “Net Working Capital Estimate”) of the Net Working Capital as of the Closing without giving effect to any of the Contemplated Transactions and determined in accordance with the Applicable Accounting Principles, together with supporting calculations and any resulting Estimated Net Working Capital Overage or Estimated Net Working Capital Underage.  An “Estimated Net Working Capital Overage” shall exist when (and shall be equal to the amount by which) the Net Working Capital Estimate exceeds the Net Working Capital Target.  An “Estimated Net Working Capital Underage” shall exist when (and shall be equal to the amount by which) the Net Working Capital Target exceeds the Net Working Capital Estimate.

2.9	Post-Closing Final Net Working Capital Adjustment
(a)          As soon as practicable but in no event later than sixty (60) days after the Closing Date, Buyer shall deliver to Seller a statement (the “Net Working Capital Statement”) of the Net Working Capital as of the Closing without giving effect to any of the Contemplated Transactions and determined in accordance with the Applicable Accounting Principles (as may be adjusted pursuant to Section 2.9(f) below, the “Final Net Working Capital”), together with supporting calculations.
(b)          For purposes of complying with the terms set forth in this Section 2.9, each Party shall cooperate with and make available to the other Parties and their respective Representatives all information, records, data and working papers, and shall permit reasonable access to its officers, employees, agents, books and records, as may be reasonably required in connection with the preparation and analysis of the Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement and the resolution of any disputes in connection with the Net Working Capital Statement (in any case until the Accounting Expert has made a final determination pursuant to Section 2.9(f) below, if applicable).
(c)          If the Final Net Working Capital is less than the Net Working Capital Estimate, then Seller shall cause to be paid to Buyer, as an adjustment to the Cash Consideration, by wire transfer of immediately available funds, an amount in cash equal to the difference between the Net Working Capital Estimate and the Final Net Working Capital, within three (3) Business Days after determination of Final Net Working Capital pursuant to Section 2.9(f).
(d)          If the Final Net Working Capital is greater than the Net Working Capital Estimate, then Buyer shall cause to be paid to Seller, as an adjustment to the Cash Consideration, by wire transfer of immediately available funds, an amount in cash equal to the difference between the Net Working Capital Estimate and the Final Net Working Capital, within three (3) Business Days after determination of Final Net Working Capital pursuant to Section 2.9(f).
(e)          If the Final Net Working Capital is equal to the Net Working Capital Estimate, there shall be no payment by either Buyer or Seller pursuant to this Section 2.9.
(f)          Within forty-five (45) days following receipt by Seller of the Net Working Capital Statement, Seller shall either inform Buyer in writing that the Net Working Capital Statement is acceptable, or deliver written notice (the “Notice of Disagreement”) to Buyer of any dispute Seller has with respect to the preparation or content of the Net Working Capital Statement or the Final Net Working Capital reflected in the Net Working Capital Statement.  The Notice of Disagreement must describe in reasonable detail the items contained in the Net Working Capital Statement that Seller disputes and the disputed amount of any such disputes.  Any items not identified on the Notice of Disagreement shall be deemed agreed to by Seller and all amounts that are not in dispute shall be paid by the Party owing such payment by wire transfer of immediately available funds no later than three (3) Business Days after the time period in which Seller may deliver the Notice of Disagreement expires.  If Seller does not notify Buyer of a dispute with respect to the Net Working Capital Statement within such 45-day period, such Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement will be final, conclusive and binding on the Parties.  In the event a Notice of Disagreement is delivered to Buyer, Buyer and

Seller shall negotiate in good faith to resolve such dispute.  If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within ten (10) Business Days after Seller advises Buyer of its objections, then Buyer and Seller jointly shall engage the Accounting Expert to resolve such dispute in accordance with the standards set forth in this Section 2.9(f).  The Seller and Buyer shall use reasonable efforts to cause the Accounting Expert to render a written decision resolving the matters submitted to the Accounting Expert within thirty (30) days of the making of such submission.  The scope of the disputes to be resolved by the Accounting Expert shall be limited only to the items in dispute that were included in the Notice of Disagreement and if such items were calculated in accordance with Applicable Accounting Principles and the Accounting Expert shall determine, on such basis, whether and to what extent, the Net Working Capital Statement and the Final Net Working Capital reflected in the Net Working Capital Statement, require adjustment.  The Final Net Working Capital, as adjusted by the Accounting Expert, shall be deemed the Final Net Working Capital.  The Accounting Expert is not to make any other determination, including any determination as to whether the Net Working Capital Estimate or Net Working Capital Target is correct.  The Accounting Expert’s decision shall be based solely on presentations by Buyer and Seller (and not independent review) and made in strict accordance with the terms of this Agreement, without regard for principles of equity.  The Accounting Expert shall apply the relevant provisions of this Agreement to the disputed amounts, and shall have no authority to alter, modify, amend, add to or subtract from any term of provision of this Agreement.  The Accounting Expert shall not assign a value to any item in dispute greater than the greatest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand, or less than the smallest value for such item assigned to it by Buyer, on the one hand, or Seller, on the other hand.  The fees and expenses of the Accounting Expert shall be borne in the same proportion that the aggregate dollar amount of such remaining disputed items so submitted to the Accounting Expert that are unsuccessfully disputed by Buyer, on the one hand, and Seller, on the other hand, as finally determined by the Accounting Expert, bears to the total dollar amount of such remaining disputed items so submitted.  All determinations made by the Accounting Expert will be final, conclusive and binding on the Parties.
2.10	Consents
(a)          Buyer and Seller shall use their Best Efforts to obtain all permits and Consents of all Third Parties and Governmental Bodies that are necessary or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Documents and are necessary for Buyer to operate the Business in accordance with past practice in all material respects immediately following the Closing.   To the extent any consent fees or compensation payments to a Third Party or a Governmental Body in order to obtain such a permit or Consent such cost and expense shall be borne equally by the Buyer and the Seller; provided, however, that (i) Buyer shall pay the costs of any vehicle sticker, license, transfer or sales and use tax assessed against buyers of vehicles under applicable state law and regulations, (ii) Buyer and Seller shall split the costs of  all fees and payments due in respect of any software licensors, it being understood that such licensors commonly treat such matters as if buyers are obtaining new licenses, and (iii) Seller shall not be liable for the cost of Buyer obtaining new Governmental Authorizations, it being understood that most  Governmental Authorizations do not transfer in an asset transfer.  Seller and Buyer shall consult with each other with respect to the obtaining of all such permits, consents, approvals and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement and the other Transaction Documents.
(b)          If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may agree to waive the closing conditions as to any such Material Consent in Section 7.3 and either:
(i)           agree to have Seller continue its efforts to obtain the Material Consents; or

(ii)           agree to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto, in which case it will no longer be deemed to be an Assumed Contract hereunder.

If Buyer and Seller agree to have Seller continue its efforts to obtain any Material Consents and the Closing occurs, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of the Restricted Material Contracts, and following the Closing, the parties shall use Best Efforts, and cooperate with each other, to obtain the Material Consent relating to each Restricted Material Contract as quickly as practicable.  Pending the obtaining of such Material Consents relating to any Restricted Material Contract, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Restricted Material Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder).  Once a Material Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Restricted Material Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Restricted Material Contract to Buyer, and Buyer shall assume the obligations under such Restricted Material Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement.
(c)          If there are any Consents not listed on Part 7.3 necessary for the assignment and transfer of any Seller Contracts to Buyer (the “Nonmaterial Consents”) which have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, Buyer shall elect at the Closing, in the case of each of the Seller Contracts as to which such Nonmaterial Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Nonmaterial Contracts”), whether to:
(i)           accept the assignment of such Restricted Nonmaterial Contract, in which case, as between Buyer and Seller, such Restricted Nonmaterial Contract shall, to the maximum extent practicable and notwithstanding the failure to obtain the applicable Nonmaterial Consent, be transferred at the Closing pursuant to the Assignment and Assumption Agreement as elsewhere provided under this Agreement; or

(ii)           reject the assignment of such Restricted Nonmaterial Contract, in which case it will no longer be deemed to be an Assumed Contract hereunder and, notwithstanding Sections 2.1 and 2.4, (A) neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Restricted Nonmaterial Contract, and (B) Seller shall retain such Restricted Nonmaterial Contract and all Liabilities arising therefrom or relating thereto.

2.11	Escrow Fund
The Escrow Amount delivered by Buyer at Closing pursuant to the Escrow Agreement shall be held in an escrow account and shall serve as security for payment of any indemnification obligations of Seller (the “Escrow Fund”).  If there are no outstanding claims for indemnification by Buyer as of the date that is eighteen (18) months following the Closing Date (the “Escrow Termination Date”), all amounts remaining in the Escrow Fund shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to Seller.  If there are outstanding claims for indemnification by the Buyer Indemnified Parties on the Escrow Termination Date, all amounts remaining in the Escrow Fund, less the disputed amount corresponding to each such outstanding claim, shall be distributed by the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement to Seller; provided, that the remaining balance of any amounts withheld with respect to each outstanding claim shall be distributed to Seller upon resolution and final satisfaction of such outstanding claim in accordance with Article 11 and the provisions of the Escrow Agreement. Final distribution of the Escrow Fund shall be made net of any accrued fees and expenses of the Escrow Agent then outstanding.

3.	Representations and Warranties of Seller
Seller represents and warrants to Buyer as follows:
3.1	Organization and Good Standing
(a)          Part 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation.  Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.
(b)          Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its Business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts.
(c)          Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Part 3.1(c).

(d)          Seller has no Subsidiary and, except as disclosed in Part 3.1(d), does not own any shares of capital stock or other securities of any other Person.
3.2	Enforceability; Authority; No Conflict
(a)          This Agreement constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against each of them in accordance with its terms.  Upon the execution and delivery by Seller and Shareholders of the Transaction Documents to be executed or delivered by any or all of Seller and Shareholders at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholders, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by (i) applicable bankruptcy, reorganization, insolvency, liquidation, fraudulent conveyance, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights and remedies generally, (ii) applicable laws, court decisions and general principles of equity (regardless of whether such enforceability is adjudicated in proceeding in equity or at law), (iii) procedural requirements of law applicable to conflicts of laws principles and the exercise of creditors’ rights and remedies generally, and (iv) matters of public policy (“Equitable Exceptions”).  Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors.  Each Shareholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which such Shareholder is a party and to perform his or her obligations hereunder and thereunder.
(b)          Except as set forth in Part 3.2(b) or except as otherwise expressly contemplated by this Agreement and/or the other Transaction Documents, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):
(i)           Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

(ii)           Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or either Shareholder, or any of the Purchased Assets, may be subject;

(iii)           contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Purchased Assets or to the Business;

(iv)           cause Buyer to become subject to, or to become liable for the payment of, any Tax;

(v)           Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(vi)           result in the imposition or creation of any Encumbrance upon or with respect to any of the Purchased Assets; or

(vii)           result in any shareholder of Seller having the right to exercise dissenters’ appraisal rights.

(c)          Except as set forth in Part 3.2(c), neither Seller nor either Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
3.3	Capitalization
The authorized capital stock of Seller consists of 25,000 shares of common stock, par value $1.00 per share, of which 25,000 shares are issued and outstanding, 20,000 shares and 5,000 shares of which are owned by G.C. Huddle and C.H. Payne, respectively.  Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the shares owned by each of them, free and clear of all Encumbrances.  There are no Contracts relating to the issuance, sale or transfer of any equity securities or other securities of Seller.  None of the outstanding equity securities of Seller was issued in violation of the Securities Act of 1933, as amended (the “Securities Act”), or any other Legal Requirement.
3.4	Financial Statements
Seller has delivered to Buyer: (a) the audited balance sheet of Seller as at December 31, 2016 (including the notes thereto, the “Balance Sheet”), and the related audited statement of income for the fiscal year then ended, including the notes thereto, together with the report thereon of Davidson, Holland, Whitesell & Co., PLLC, independent certified public accountants; (b) the audited balance sheet of Seller as at December 31, 2015, and the related audited statement of income for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of Davidson, Holland, Whitesell & Co., PLLC, independent certified public accountants; and (c) an unaudited balance sheet of Seller as at  July 31, 2017 (the “Interim Balance Sheet”) and the related unaudited statement of income for the seven (7) months then ended, including in each case the notes thereto certified by Seller’s chief financial officer (the financial statement described in clauses (a), (b) and (c) above collectively being the “Financial Statements”).  Except as set forth in Part 3.4, the Financial Statements fairly present the financial condition and the results of operations of Seller as at the respective dates of and for the periods referred to in the Financial Statements, all in accordance with GAAP; provided that the unaudited financial statements are subject to normal year-end adjustments and do not contain all footnotes required under GAAP.  Except as set forth in Part 3.4, the Financial Statements reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to the Financial Statements.  Except as set forth in Part 3.4, the Financial Statements have been and will be prepared from and are in accordance with the accounting Records of Seller.  Seller has also delivered to Buyer copies of all letters from Seller’s auditors to Seller, the Shareholders, Seller’s board of directors or any committee thereof during the thirty-six (36) months preceding the execution of this Agreement, together with copies of all responses thereto.
3.5	Books and Records
The books of account and other financial Records of Seller, all of which have been made available to Buyer, are materially complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Exchange Act (regardless of whether Seller is subject to that Section or not), including the maintenance of an adequate system of internal controls.  The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller in the past ten (10) years, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books during such period.
3.6	Sufficiency of Assets
Except as set forth in Part 3.6 and the Operating Facilities and the Showroom, the Purchased Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s Business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.
3.7	Description of Owned Real Property
Part 3.7 contains the correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller or the Landlord has a fee simple ownership interest.
3.8	Description of Leased Real Property
Part 3.8 identifies the Real Property in which Seller has a leasehold interest, and the legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots on which such improvements are located or in which Seller otherwise has a leasehold interest and an accurate description (by location, name of lessor, date of lease (or other instrument) and term expiry date) of all Real Property Leases.
3.9	Title to Assets; Encumbrances
(a)          Seller has good and valid title to all of the Purchased Assets (it being understood that some of the Purchased Assets represent leasehold interests or license rights, in which case Seller does not have title to the underlying leased or licensed property). Seller has a good and valid leasehold interest in the leased premises described in the Real Property Leases.  Landlord has good and valid fee simple title to the Operating Facilities and the Showroom.  All such Purchased Assets (including leasehold interests), the Real Property Leases and the Operating Facilities and the Showroom are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i)           those items set forth in Part 3.9(a);

(ii)           liens for Taxes not yet due and payable;

(iii)           mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the Business, each Landlord, the Purchased Assets, the leased premises under the Real Property Leases, any Operating Facility or the Showroom;

(iv)           easements, rights of way, zoning ordinances and other similar encumbrances affecting any Real Property (including, without limitation, any Operating Facility or the Showroom which are not, individually or in the aggregate, material to the Business, each Landlord or the Purchased Assets, which do not prohibit or interfere with the current operation of such Real Property and which do not render title to such Real Property unmarketable; or

(v)           other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business which are not, individually or in the aggregate, material to the Business, each Landlord, the Operating Facilities, the Showroom or the Purchased Assets.

3.10	Condition of Property
(a)          Use of each Real Property (including, without limitation, each Operating Facility and the Showroom) for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.  All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted.  No part of any Improvement encroaches on any real property not included in the Real Property, and there are no buildings, structures, fixtures or other Improvements primarily situated on adjoining property which encroach on any part of the Land.  The Land for each owned Facility abuts on and has direct vehicular access to a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Land and comprising a part of the Real Property, is supplied with public or quasi-public utilities and other services appropriate for the operation of the Facilities located thereon and is not located within any flood plain or area subject to wetlands regulation or any similar restriction.  There is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain proceeding that would result in the taking of all or any part of any Facility or that would prevent or hinder the continued use of any Facility as heretofore used in the conduct of the Business or Landlord, as applicable.  To Seller’s Knowledge, each of the foregoing representations in this Section 3.10(a) is also true and correct in all material respects with respect to the leased premises under each Real Property Lease.
(b)          Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from material defects.  No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the Ordinary Course of Business.  Except as disclosed in Part 3.10(b), all Tangible Personal Property used in Seller’s Business is in the possession of Seller.
3.11	Accounts Receivable
The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Seller not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business of Seller; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are, to the Knowledge of Seller, collectible in full in the Ordinary Course of Business of Seller. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes. There is no contest, claim, defense or right of setoff, other than returns or warranty claims in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  Part 3.11 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of each such Account Receivable.
3.12	Inventories
All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be.  Seller is not in possession of any inventory not owned by Seller, including goods already sold.  All of the Inventories have been valued at the lower of cost, on a first in, first out basis, or market.  Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but rather are reasonable in the circumstances of Seller for the previous twelve months.  Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.
3.13	No Undisclosed Liabilities
Except as set forth in Part 3.13, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and Current Liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.

3.14	Taxes
(a)          Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by Seller are true, correct and complete.  Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.  Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the Purchased Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.  Seller has (1) withheld all required amounts from its employees, agents, contractors, customers and nonresidents and remitted such amounts to the proper agencies; (2) paid or accrued for all employer contributions and premiums; and (3) filed all federal, state, local and foreign returns and reports with respect to employee income Tax withholding, social security, unemployment Taxes and premiums, all in compliance with the withholding Tax provisions of the Code, as amended, as in effect for the applicable year and other applicable federal, state, local or foreign Legal Requirements. If and to the extent that employer contributions and premiums have been accrued but not paid as of the Closing Date, there shall be an adjustment to the Net Working Capital, as appropriate, in accordance with Sections 2.8 and 2.9.
(b)          Seller has delivered or made available to Buyer copies of, and Part 3.14(b) contains a complete and accurate list of, all Tax Returns filed since January 1, 2014.  The federal and state income or franchise Tax Returns of Seller have been audited by the IRS or relevant state tax authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 2013.  Part 3.14(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested.  To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit.  All deficiencies proposed as a result of such audits have been paid, reserved against, settled or are being contested in good faith by appropriate proceedings as described in Part 3.14(b).  Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits.  Except as provided in Part 3.14(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge.  Part 3.14(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run.  Except as described in Part 3.14(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.
(c)          The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for

Taxes.  There exists no proposed tax assessment or deficiency against Seller except as disclosed in the Interim Balance Sheet.
(d)          All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
3.15	No Material Adverse Effect
Since the date of the Balance Sheet, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.
3.16	Employee Benefits
(a)          Set forth in Part 3.16(a) is a complete and correct list of all “employee benefit plans” as defined by Section 3(3) of ERISA, all specified fringe benefit plans as defined in Section 6039D of the Code, and all other bonus, incentive-compensation, deferred-compensation, profit-sharing, stock-option, stock-appreciation-right, stock-bonus, stock-purchase, employee-stock-ownership, savings, severance, change-in-control, supplemental-unemployment, layoff, salary-continuation, retirement, pension, health, life-insurance, disability, accident, group-insurance, vacation, holiday, sick-leave, fringe-benefit or welfare plan, and any other employee compensation or benefit plan, agreement, policy, practice, commitment, contract or understanding (whether qualified or nonqualified, currently effective or terminated, written or unwritten) and any trust, escrow or other agreement related thereto that (i) is maintained or contributed to by Seller or any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Section 414 of the Code or Section 4001(a)(14) or 4001(b) of ERISA) (“ERISA Affiliate”) or has been maintained or contributed to in the last six (6) years by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability, and (ii) provides benefits, or describes policies or procedures applicable to any current or former director, officer, employee or service provider of Seller or any ERISA Affiliate, or the dependents of any thereof, regardless of how (or whether) liabilities for the provision of benefits are accrued or assets are acquired or dedicated with respect to the funding thereof (collectively the “Employee Plans”).  Part 3.16(a) identifies as such any Employee Plan that is (w) a “Defined Benefit Plan” (as defined in Section 414(l) of the Code); (x) a plan intended to meet the requirements of Section 401(a) of the Code; (y) a “Multiemployer Plan” (as defined in Section 3(37) of ERISA); or (z) a plan subject to Title IV of ERISA, other than a Multiemployer Plan.  Also set forth on Part 3.16(a) is a complete and correct list of all ERISA Affiliates of Seller during the last six (6) years.
(b)          Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller or any ERISA Affiliate); (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S.  Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor; (iv) the most recent actuarial and financial reports (audited and/or unaudited) and the annual reports filed with any Government Body with respect to the Employee Plans during the current year and each of the three preceding years; (v) all collective bargaining agreements pursuant to which contributions to any Employee Plan(s) have been made or obligations incurred (including both pension and welfare benefits) by Seller or any ERISA Affiliate, and all collective bargaining agreements pursuant to which contributions are being made or obligations are owed by such entities; (vi) all securities registration statements filed with respect to any Employee Plan; (vii) all contracts with third-party administrators, actuaries, investment managers, consultants and other independent contractors that relate to any Employee Plan, (viii) with respect to Employee Plans that are subject to Title IV of ERISA, the Form PBGC-1 filed for each of the three most recent plan years; and (ix) all summary plan descriptions, summaries of material modifications and memoranda, employee handbooks and other written communications regarding the Employee Plans.
(c)          Full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived.  The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan.  Seller is not required to provide security to an Employee Plan under Section 401(a)(29) of the Code.  Seller has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with regard to the Employee Plans for all policy years or other applicable policy periods ending on or before the Closing Date.
(d)          No Employee Plan, if subject to Title IV of ERISA, has been completely or partially terminated, nor has any event occurred nor does any circumstance exist that could result in the partial termination of such Employee Plan.  The PBGC has not instituted or threatened a Proceeding to terminate or to appoint a trustee to administer any of the Employee Plans pursuant to Subtitle 1 of Title IV of ERISA, and no condition or set of circumstances exists that presents a material risk of termination or partial termination of any of the Employee Plans by the PBGC.  None of the Employee Plans has been the subject of, and no event has occurred or condition exists that could be deemed, a reportable event (as defined in Section 4043 of ERISA) as to which a notice would be required (without regard to regulatory monetary thresholds) to be filed with the PBGC.  Seller has paid in full all insurance premiums due to the PBGC with regard to the Employee Plans for all applicable periods ending on or before the Closing Date.
(e)          Neither Seller nor any ERISA Affiliate has any liability or has Knowledge of any facts or circumstances that might give rise to any liability, and the Contemplated Transactions will not result in any liability, (i) for the termination of or withdrawal from any Employee Plan under Sections 4062, 4063 or 4064 of ERISA, (ii) for any lien imposed under Section 302(f) of ERISA or Section 412(n) of the Code, (iii) for any interest payments required under Section 302(e) of ERISA or Section 412(m) of the Code, (iv) for any excise tax imposed by Section 4971 of the Code, (v) for any minimum funding contributions under Section 302(c)(11) of ERISA or Section

412(c)(11) of the Code or (vi) for withdrawal from any Multiemployer Plan under Section 4201 of ERISA.
(f)          Seller has, at all times, complied, and currently complies, in all material respects with the applicable continuation requirements for its welfare benefit plans, including (1) Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and Sections 601 through 608, inclusive, of ERISA, which provisions are hereinafter referred to collectively as “COBRA” and (2) any applicable state statutes mandating health insurance continuation coverage for employees.
(g)          Except as set forth in Part 3.16(g), each Welfare Benefit Plan that is a “group health plan” within the meaning of Section 5000(b)(1) of the Code and Section 607(1) of ERISA has been administered in material compliance with, and Seller has otherwise materially complied with the requirements of the Patient Protection and Affordable Care Act of 2010 and the regulations promulgated thereunder; and (ii) the Medicare Secondary Payor Provisions of Section 1862 of the Social Security Act and the regulations promulgated thereunder.
(h)          The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996 (including in each case, any amendments thereto and any regulations promulgated thereunder), and such plans have been operated in compliance with such laws and the written Employee Plan documents.  Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA.  All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S.  Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.
(i)          Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and Seller has no Knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.  Each trust created under any Employee Plan has been determined to be exempt from taxation under Section 501(a) of the Code, and Seller is not aware of any circumstance that will or could result in a revocation of such exemption.  Each Employee Welfare Benefit Plan (as defined in Section 3(1) of ERISA) that utilizes a funding vehicle described in Section 501(c)(9) of the Code or is subject to the provisions of Section 505 of the Code has been the subject of a notification by the IRS that such funding vehicle qualifies for tax-exempt status under Section 501(c)(9) of the Code or that the plan complies with Section 505 of the Code, unless the IRS does not, as a matter of policy, issue such notification with respect to the particular type of plan.  With respect to each Employee Plan, no event has occurred or condition exists that will or could give rise to a loss of any intended tax consequence or to any Tax under Section 511 of the Code.
(j)          There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding.  Neither Seller nor any fiduciary of an Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA.  The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.
(k)          Seller has maintained workers’ compensation coverage as required by applicable state law through purchase of insurance and not by self-insurance or otherwise.
(l)          Except as required by Legal Requirements and as provided in Section 10.1(d), the consummation of the Contemplated Transactions will not accelerate the time of vesting or the time of payment, or increase the amount, of compensation due to any director, employee, officer, former employee or former officer of Seller.  There are no contracts or arrangements providing for change of control payments that could subject any person to liability for tax under Section 4999 of the Code.
(m)          Except for the continuation coverage requirements of COBRA, Seller has no obligations or potential liability for benefits to employees, former employees or their respective dependents following termination of employment or retirement under any of the Employee Plans that are Employee Welfare Benefit Plans.
(n)          Except as provided in Section 10.1(d), none of the Contemplated Transactions will result in an amendment, modification or termination of any of the Employee Plans.  No written or oral representations have been made to any employee or former employee of Seller promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for any period of time beyond the end of the current plan year (except to the extent of coverage required under COBRA).  No written or oral representations have been made to any employee or former employee of Seller concerning the employee benefits of Buyer.
(o)          To the Knowledge of Seller, each plan that is a “non-qualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has since January 1, 2005, been, in all material respects, in compliance with Section 409A of the Code, to the extent required by applicable guidance, and Seller has no obligation to indemnify any individual for any taxes imposed under Section 409A of the Code.
(p)          With respect to any Employee Plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (“Multiemployer Plan”), and any other Multiemployer Plan to which Seller has at any time had an obligation to contribute:
(i)           all contributions required by the terms of such Multiemployer Plan and any collective bargaining agreement have been made when due; and

(ii)           Seller would not be subject to any withdrawal liability under Part 1 of Subtitle E of Title IV of ERISA if, as of the date hereof, Seller were to engage in a “complete withdrawal” (as defined in ERISA Section 4203) or a “partial withdrawal” (as defined in ERISA Section 4205) from such Multiemployer Plan.

3.17	Compliance with Legal Requirements; Governmental Authorizations
(a)          Except as set forth in Part 3.17(a):
(i)           Seller is, and at all times since January 1, 2012, has been, in full compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of the Business or the ownership or use of any of the Purchased Assets;

(ii)           To the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or after expiration of any applicable cure period) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

(iii)           Seller has not received, at any time since January 1, 2012, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)          Part 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise is required for and applicable to the Business or the Purchased Assets.  Each Governmental Authorization listed or required to be listed in Part 3.17(b) is valid, in full force and effect, final and non-appealable.  Except as set forth in Part 3.17(b):
(i)           Seller is, and at all times since January 1, 2014, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.17(b);

(ii)           no event has occurred or circumstance exists that may (with or without notice or after expiration of any applicable cure period, but other than expiration of the term or effective period of a Governmental Authorization) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.17(b);

(iii)           Seller has not received, at any time since January 1, 2014, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Governmental Authorization;

(iv)           all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.17(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies, and Seller does not believe there is a reason that such renewed Governmental Authorizations will not be issued in a timely manner without any new conditions that could have a material effect on compliance with such renewed Governmental Authorizations or ownership, use or operation of the Purchased Assets; and

(v)           Without making a representation or warranty as to whether any Governmental Authorization is transferable to Buyer or whether Buyer will in fact be able obtain any required approval from a Governmental Body, Seller has no specific reason to believe that any required approval from a Governmental Body for the transfer, issuance or reissuance of any Governmental Authorization required to own, operate or use the Purchased Assets and Real Property upon Closing in compliance with the Legal Requirements will not be granted.

The Governmental Authorizations listed in Part 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Purchased Assets and its business in the manner in which it currently conducts and operates such business, and has conducted and operated the Purchased Assets such since January 1, 2016, and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets and has owned and used its assets since January 1, 2016.
3.18	Legal Proceedings; Orders
(a)          Except as set forth in Part 3.18(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:
(i)           by or against Seller or, to the Knowledge of Seller, involving the Business or the Purchased Assets; or

(ii)           that has been commenced against Seller or the Shareholders and that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.18(a).  There are no Proceedings listed or required to be listed in Part 3.18(a) that could have a Material Adverse Effect.
(b)          Except as set forth in Part 3.18(b):
(i)           there is no Order to which Seller, its Business or any of the Purchased Assets is subject; and

(ii)           to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)          Except as set forth in Part 3.18(c):
(i)           Seller is, and, at all times since January 1, 2014, has been in compliance with all of the terms and requirements of each Order to which it or any of the Purchased Assets is or has been subject;

(ii)           no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Purchased Assets is subject; and

(iii)           Seller has not received, at any time since January 1, 2014, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Purchased Assets is or has been subject.

3.19	Absence of Certain Changes and Events
Except as set forth in Part 3.19, since the date of the Interim Balance Sheet, Seller has conducted its Business only in the Ordinary Course of Business and there has not been any:
(a)          change in Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller or issuance of any security convertible into such capital stock;
(b)          amendment to the Governing Documents of Seller;
(c)          payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer, employee or independent contractor or entry into any employment, severance or similar Contract with any director, officer, employee or independent contractor;
(d)          adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;
(e)          amendment of, or any change to any Contract with any third party governing the administration of any Employee Plan;
(f)          material damage to or destruction or loss of any tangible Purchased Asset, whether or not covered by insurance;
(g)          entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $250,000;
(h)          sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Purchased Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Purchased Asset;
(i)          cancellation or waiver of any claims or rights with a value to Seller in excess of $250,000;
(j)          statement by or notice from any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller;
(k)          material change in the accounting methods used by Seller; or
(l)          Contract by Seller or any Shareholder to do any of the foregoing.
3.20	Contracts; No Defaults
(a)          Part 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete (as is in its possession) copies, of:
(i)           each Seller Contract that involves performance of services or delivery of goods or materials by Seller of an amount or value in excess of $250,000;

(ii)           each Seller Contract that involves performance of services or delivery of goods or materials to Seller of an amount or value in excess of $500,000;

(iii)           each Seller Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of Seller in excess of $50,000;

(iv)           each Seller Contract affecting the ownership of, leasing of, title to, use of  or any leasehold or other interest in any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with a term of less than one year);

(v)           each Seller Contract with any labor union or other employee representative of a group of employees relating to wages, hours and other conditions of employment;

(vi)           each Seller Contract with any independent third party relating to the delivery or administration of any employee benefits to Seller’s employees;

(vii)           each Contract which is in respect of the employment, compensation or indemnification of a director or executive officer of Seller;

(viii)           each Seller Contract (however named) involving a sharing of profits, losses, costs or liabilities by Seller with any other Person;

(ix)           each Seller Contract containing covenants that in any way purport to restrict Seller’s business activity or limit the freedom of Seller to engage in any line of business or to compete with any Person;

(x)           each Seller Contract providing for payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

(xi)           each power of attorney of Seller that is currently effective and outstanding;

(xii)           each Seller Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Seller to be responsible for consequential damages;

(xiii)           each Seller Contract for capital expenditures in excess of $100,000;

(xiv)           each Seller Contract not denominated in U.S.  dollars in excess of $100,000;

(xv)           each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by Seller other than in the Ordinary Course of Business;

(xvi)           each Contract that provides for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(xvii)           each Contract which involves, as parties thereto, Seller, on the one hand, and any of the directors, officers or other Affiliates of Seller or any Person that owns or controls more than ten percent of any class of capital stock or other equity interest of Seller and each such Person’s respective directors, officers or other Affiliates, on the other hand;

(xviii)           each Contract which establishes or relates to a joint venture or partnership involving Seller;

(xix)           each Contract which constitutes a mortgage, indenture, note, installment obligation or other instrument relating to the borrowing of money or under which it has imposed a security interest on any of the Purchased Assets;

(xx)           each Contract which constitutes a guarantee of any obligation of another Person;

(xxi)           each other Contract that is material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 3.20(a);

(xxii)           each Real Property Lease (each of which are deemed to constitute a Seller Contract for the purposes of this Agreement); and

(xxiii)           each material amendment, supplement and modification (whether oral or written) in respect of any of the foregoing.

(b)          Except as set forth in Part 3.20(b), neither Shareholder has or may acquire any rights under, and neither Shareholder has or may become subject to any obligation or liability under, any Contract that relates to the Business or any of the Purchased Assets.
(c)          Except as set forth in Part 3.20(c):
(i)           each Assumed Contract is in full force and effect and is valid and enforceable in accordance with its terms;

(ii)           each Assumed Contract is assignable by Seller to Buyer without the consent of any other Person; and

(iii)           to the Knowledge of Seller, no Assumed Contract will upon completion or performance thereof have a Material Adverse Effect.

(d)          (i) Seller is, and has been, in compliance with all applicable terms and requirements of each Assumed Contract;
(ii)           to the Knowledge of Seller, each other Person that has or had any obligation or liability under any Assumed Contract is, and has been, in full compliance with all applicable terms and requirements of such Contract;

(iii)           to the Knowledge of Seller, no event has occurred or circumstance exists that (with or without notice or after the expiration of any applicable cure period) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Assumed Contract;

(iv)           to the Knowledge of Seller, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or after the expiration of any applicable cure period ) would cause the creation of any Encumbrance affecting any of the Purchased Assets; and

(v)           Seller has not given to or received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Assumed Contract.

(e)          There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.
(f)          Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the Ordinary Course of Business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.
3.21	Insurance
(a)          Part 3.21(a) sets forth (i) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Seller or its Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); (ii) any (A) self-insurance arrangement of Seller, including any reserves established thereunder, (B) any Contract or arrangement, other than the Insurance Policies, for the transfer or sharing of any risk of a nature typically covered by insurance to which Seller is a party, and (C) all obligations of Seller to provide insurance coverage to third parties (for example, under Leases or service agreements) and identifies the policy under which such coverage is provided; and (iii) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Seller since December 31, 2012.  Except as set forth in Part 3.21(a), there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights.
(b)          Neither Seller nor any of its Affiliates has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (i) are in full force and effect and enforceable in accordance with their terms (except as the enforceability of any such Insurance Policy may be limited by the insurer’s bankruptcy, insolvency, moratorium and other similar Legal Requirements relating to or affecting creditors’ rights generally or by general equitable principles); (ii) are provided by carriers who are financially solvent; and (iii) have not been subject to any lapse in coverage. None of Seller or any of its Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. True and complete copies of the Insurance Policies have been made available to Buyer.
3.22	Environmental Matters
Except as disclosed in Part 3.22:
(a)          Seller is, and at all times since January 1, 2012, has been, in full compliance in all material respects with, and has not been and is not in material violation of or materially liable under, any Environmental Law or Occupational Safety and Health Law.  Seller does not expect, nor has it nor any other Person for whose conduct it may be held to be responsible received, any actual or threatened order, notice or other communication from (i) any Governmental Body or private citizen acting in the public interest or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any actual or threatened obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(b)          There are no pending or, to the Knowledge of Seller, threatened claims, Encumbrances, or other restrictions of any nature resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational Safety and Health Law with respect to or affecting any Facility or any other property or asset (whether real, personal or mixed) in which Seller has or had an interest.
(c)          Seller has no Knowledge of and does not expect, nor has it, or any other Person for whose conduct it may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law or Occupational Safety and Health Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to any Facility or property or asset (whether real, personal or mixed) in which Seller has or had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by Seller or any other Person for whose conduct it is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.
(d)          Neither Seller nor any other Person for whose conduct it is or may be held responsible has any Environmental, Health and Safety Liabilities with respect to any Facility or, to the Knowledge of Seller, with respect to any other property or asset (whether real, personal or mixed) in which Seller (or any predecessor) has or had an interest or at any property geologically or hydrologically adjoining any Facility or any such other property or asset.
(e)          To the Knowledge of Seller, there are no Hazardous Materials present on or in the Environment at any Facility or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, aboveground or underground storage tanks, landfills, land deposits, dumps, equipment (whether movable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facility or such adjoining property, or incorporated into any structure therein or thereon.  Neither Seller nor any Person for whose conduct it is or may be held responsible, or to the Knowledge of Seller, any other Person, has permitted or conducted, or is aware of, any Hazardous Activity conducted with respect to any Facility or any other property or assets (whether real, personal or mixed) in which Seller has or had an interest except in full compliance in all material respects with all applicable Environmental Laws.
(f)          To the Knowledge of Seller, there has been no Release or Threat of Release of any Hazardous Materials at or from any Facility or at any other location where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by any Facility, or from any other property or asset (whether real, personal or mixed) in which Seller has or had an interest, or any geologically or hydrologically adjoining property, whether by Seller or any other Person.

(g)          Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance, by Seller or any other Person for whose conduct it is or may be held responsible, with Environmental Laws or Occupational Safety and Health Laws.
3.23	Employees
(a)          Part 3.23(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since and including January 1, 2017; sick and vacation leave that is accrued but unused; and additional service time credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.
(b)          No retired employee or director of Seller, and none of their dependents, is receiving benefits from Seller or scheduled to receive benefits from Seller in the future.
(c)          Part 3.23(c) states the number of employees terminated by Seller since and including January 1, 2017, and contains a complete and accurate list of the following information for each employee of Seller who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) by Seller, in the six (6) months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.
(d)          Seller has not violated the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Legal Requirement.  During the ninety (90) day period prior to the date of this Agreement, Seller has terminated no employees.
(e)          To the Knowledge of Seller, no officer, director, agent, employee, consultant, or contractor of Seller is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery.  To the Knowledge of Seller, no former or current employee of Seller is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Seller or Buyer to conduct the Business as heretofore carried on by Seller.
(f)          To the Knowledge of Seller, as of the date hereof, no executive, key employee, or group of employees (more than 10) has any plans to terminate employment with Seller.
3.24	Labor Disputes; Compliance
(a)          Seller has complied in all respects with all Legal Requirements relating to employment practices, including Legal Requirements related to the terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages (including the Fair Labor Standards Act), hours, worker classification (including the proper classification of workers as independent contractors or consultants), benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health.  Seller is not delinquent in any material payments to, or on behalf of, any current or former employees or other service providers, including temporary employees and independent contractors, for any services or amounts required to be reimbursed or otherwise paid.  Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.
(b)          To the Knowledge of the Seller, Seller has properly classified all service providers as either (i) employees or independent contractors for purposes of all tax and wage reporting and withholding Legal Requirements and for the purpose of employee benefit plan participation, and (ii) as “exempt” or “non-exempt” from overtime requirements under the Fair Labor Standards Act and other applicable Legal Requirements.  To the Knowledge of the Seller, no consultant or independent contractor retained by the Seller has made a claim for employee benefits from the Seller.
(c)          (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) since and including January 1, 2015, there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) there is not pending or, to Seller’s Knowledge, threatened against or affecting Seller any Proceeding relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board or any comparable Governmental Body, and there is no organizational activity or other labor dispute against or affecting Seller or the Facilities; (v) no application or petition for an election of or for certification of a collective bargaining agent is pending; (vi) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its Business; (vii) there is no lockout of any employees by Seller, and no such action is contemplated by Seller; (viii) to Seller’s Knowledge, there are no pending or threatened unresolved claims, charges, or employment-related suits or controversies, complaints or proceedings of any kind against or involving Seller before the Equal Employment Opportunity Commission or other similar Governmental Body or adjudicative entity; (ix) to Seller’s Knowledge, there are no outstanding charges or orders against or involving Seller under occupational health and safety legislation with respect to any employees and all levies and penalties made against Seller pursuant to workers’ compensation or workplace safety insurance that were required to be paid before the date hereof with respect to employees have been paid; and (x) to Seller’s Knowledge, Seller is not subject to any judgments, decrees, conciliation agreements, or settlement agreements concerning employment-related matters.
(d)          To the Knowledge of Seller, Seller has not received written or other information to indicate that any of its employment practices is currently being audited or is under threat to be audited by any Governmental Body.

3.25	Intellectual Property Assets
(a)          The term “Intellectual Property Assets” means all intellectual property owned or used (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:
(i)           Seller’s name, all assumed fictional business names, trade names, trade dress, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)           all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)           all registered and unregistered copyrights in both published works and unpublished works, including without limitation Software, subroutines, user interfaces, and all documentation related to any of the foregoing (collectively, “Copyrights”);

(iv)           all rights in mask works;

(v)           all know-how, trade secrets, confidential or proprietary information, customer lists, technical information, data, process technology, plans, drawings and blue prints, algorithms, apparatus, processes, techniques, formulae, methods, methodologies, business rules, features and functionalities of products, proprietary rules, schematics, technology, data, databases, data sets, data collections, inventions and discoveries, and improvements to any of the foregoing (in each case, whether or not patentable) (collectively, “Trade Secrets”); and

(vi)           all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).

(b)          Part 3.25(b) contains a complete and accurate list of all currently registered or pending registered Intellectual Property Assets (“Registered IP”), including any royalties paid or received by Seller; and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $15,000 under which Seller is the licensee.  There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract, and neither Seller nor any party to any such Contract is in breach thereof (and shall not be in breach thereof due to the Closing).
(c)          The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted, and all such Intellectual Property Assets shall be available for Buyer’s use in the same manner after the Closing Date without payment of any additional fee by the Buyer as a result of the Closing, except for any fees associated with the transfer of Net Names.  Seller is the owner or licensee of the Registered IP, free and clear of all Encumbrances, and has the right to use without payment to a Person the Registered IP.

(d)          (i)  All Patents included in Registered IP are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use.
(ii)           No Patent included in Registered IP has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding.

(iii)           (A) Seller does not believe any Patent included in Registered IP is infringed has been challenged or threatened in any way and (B) Seller has received no notice that any of the products manufactured or sold, nor any Trade Secrets used, by or on behalf of Seller in the Business infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(iv)           All products made, used or sold under the Patents included in the Registered IP are and have been marked with the proper patent notice.

(e)          Seller makes no representation and warranty regarding its common-law Mark of “Shenandoah Furniture” other than it has not received any notice from a third party alleging Seller’s use of such Mark infringes upon the rights of such third party and Seller has not sent any notice to a third party alleging such third party infringes upon such Mark.

(f)          (i)  All Net Names included in the Registered IP are registered in the name of Seller and are in compliance with all formal Legal Requirements.

(ii)          No Net Name included in the Registered IP has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any such Net Name.

3.26	Data Privacy and Security
Seller has developed, implemented, maintained and used appropriate administrative, organizational, technical and physical safeguards relating to the Business.  Such safeguards (i) meet all applicable requirements imposed by Data Privacy and Security Laws; and (ii) similar to security standards customary in the industry. To Seller’s Knowledge, there has been no unauthorized access to or other misuse of personally identifiable data of Seller’s customers held by Seller.  There has been no Proceedings (other than any Proceedings against Seller that have been filed but not yet served and for which Seller has not received any written, or to the Knowledge of Seller, oral notice) have been instituted or, to the Knowledge of Seller, threatened against Seller by any Person alleging a violation of any applicable Data Privacy and Security Laws.

3.27	Certain Business Practices
Neither Seller nor any of its directors, officers, and employees have engaged, directly or indirectly, in any activity in violation of (i) the Foreign Corrupt Practices Act of 1977, as amended or any other similar Legal Requirement which makes unlawful payments to Governmental Authorities or international non-governmental agencies and their employees in exchange for favorable treatment of benefits not otherwise available but for such payments, or (ii) any local anti-corruption and anti-bribery Legal Requirements, in each case, in jurisdictions in which Seller is operating (collectively, “Anti-Bribery Laws”).  Seller has not received any written or, to the Knowledge of Seller, oral notice that alleges that Seller or any of its Representatives, distributors or contractors is in violation of, or has any liability under, the Anti-Bribery Laws.  To Knowledge of Seller, Seller has not been or currently is not under any administrative, civil or criminal investigation or indictment and is not party to any Proceeding involving alleged false statements, false claims or other improprieties relating to Seller’s non-compliance with the Anti-Bribery Laws.
3.28	Relationships With Related Persons
Except as disclosed in Part 3.28, neither Seller nor either Shareholder nor any Related Person of any of them has, or since January 1, 2015, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s Business.  Neither Seller nor either Shareholder nor any Related Person of any of them owns, or since January 1, 2015, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.28, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in a Competing Business in any market presently served by Seller, except for ownership of less than two percent (2%) of any class of the securities of any Competing Business that is listed on any national or regional securities exchange or has been registered under Section 12(g) of the Exchange Act.  Except as set forth in Part 3.28, neither Seller nor either Shareholder nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.
3.29	Brokers or Finders
Except as set forth in Part 3.29, neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Business or the Purchased Assets or the Contemplated Transactions.
3.30	Securities Law Matters
(a)          To the Knowledge of Seller, each Shareholder acquiring the Stock Consideration is acquiring such Buyer Shares for its own account with the present intention of holding such securities for investment purposes and not with a view to, or for sale in connection with, any public distribution of such securities in violation of any federal or state securities Legal Requirements.  The Seller acknowledges and will inform each Shareholder to whom Stock Consideration is to be issued that the Stock Consideration has not been registered under the Securities Act or any state securities Legal Requirements and that the Stock Consideration may not be sold, transferred, offered for sale, assigned, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is pursuant to the terms of an effective registration statement under the Securities Act and is registered under any applicable state securities Legal Requirements or pursuant to the provisions of Rule 144 promulgated under the Securities Act or pursuant to an exemption from registration under the Securities Act and any applicable state securities Legal Requirements.  In this regard, Seller represents that it and, to the

Knowledge of Seller, each of the Shareholders are familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and under the Securities Act.
(b)          Seller represents that Seller and, to the Knowledge of Seller, each Shareholder is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
(c)          Seller and, to the Knowledge of Seller, each Shareholder (i) have such knowledge and experience in financial and business matters as are necessary to evaluate the risks and merits of an investment in the Stock Consideration, and are capable of bearing the entire loss of their investment in the Stock Consideration, (ii) confirm that Buyer has made available to Seller and, to the Knowledge of Seller, each Shareholder the Buyer SEC Documents and (iii) have sought such accounting, legal and tax advice as they have considered necessary to make an informed investment decision with respect to their investments in the Stock Consideration; provided that, Seller makes the foregoing representation for securities Legal Requirement purposes only, and the foregoing representation shall not affect any rights and remedies, including any right to indemnification, to which Seller may otherwise be entitled pursuant to this Agreement or otherwise (other than in respect of any claims arising under applicable securities Legal Requirements as to the existence of a valid exemption from registration for the issuance of the Stock Consideration).
(d)          The Seller acknowledges, and will inform the Shareholders, that upon the original issuance of the Stock Consideration, and until such time as the same is no longer required under applicable requirements of the Securities Act or state securities Legal Requirements, the book entries representing the Stock Consideration and all book entries made in exchange therefor or in substitution thereof, shall bear the following legend:
THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE. THEY MAY NOT BE SOLD, OFFERED FOR SALE OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER AND, IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT OR THE ISSUER HAS RECEIVED DOCUMENTATION REASONABLY SATISFACTORY TO IT (WHICH MAY INCLUDE AN OPINION OF COUNSEL) THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS
3.31	Solvency
Immediately after giving effect to the Contemplated Transactions, Seller shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the

Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Seller. In connection with the Contemplated Transactions, Seller has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
3.32	Customers
Part 3.32 sets forth a true, complete and correct list of the ten (10) largest customers of Seller by dollar volume of sales for fiscal years 2014, 2015 and 2016.  Except as set forth in Part 3.32, Seller has not received written, or to the Knowledge of Seller, oral, notice from any customer identified in the list for the 2016 fiscal year set forth in Part 3.32 to the effect that any such customer will stop, or materially decrease the rate of, buying products or services from the Seller.

3.33	Suppliers
Part 3.33 sets forth a true, complete and correct list of the ten (10) largest suppliers of the Seller by dollar volume of purchases for fiscal years 2014, 2015 and 2016.  Except as set forth in Part 3.33, since December 31, 2016, Seller has not received written, or to the Knowledge of Seller, oral, notice from any supplier identified in the list for the 2016 fiscal year set forth in Part 3.33 to the effect (i) that any such supplier will stop, or materially decrease the rate of, supplying materials, products or services to Seller or increase the price for such materials, products or services by more than five percent (5%) or (ii) that the payment terms applicable to such suppliers as of the date hereof are to be materially and adversely changed.

3.34	Product Warranties; Product Liability
(a)          Except as set forth in Part 3.34, there are no written or oral warranties with respect to the products sold and/or services conducted by the Seller within the past three (3) years.  Part 3.34 sets forth (i) the aggregate amount of all costs incurred by Seller with respect to warranty claims, product liability claims and recalls that have occurred during each of the 2014, 2015 and 2016 fiscal years, (ii) a list of all warranty claims or product liability and recalls that have resulted in Seller incurring costs in excess of $50,000 or more during each of the 2014, 2015 and 2016 fiscal years, and (iii) a list of all pending, or, to the Knowledge of Seller, threatened warranty claims or product liability claims, in each case, that assert damages or claims in excess of $25,000, or any recalls.  The warranty reserve for products sold, shipped or delivery by or on behalf of the Seller on or prior to the Closing Date (i) has been established in accordance with GAAP, and (ii) to the Knowledge of Seller, is in an amount adequate and sufficient to cover any liabilities of Seller pursuant to any such warranties provided in connection with any products of Seller shipped, distributed or delivered by or on behalf of Seller on or prior to the Closing Date.
3.35	Disclosure
No representation or warranty or other statement made by Seller or either Shareholder in this Agreement, the Disclosure Letter, any update to the Disclosure Letter or the certificates delivered pursuant to Section 2.7(e) contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

4.	REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to Seller and Shareholders as follows:
4.1	Organization and Good Standing
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, with full corporate power and authority to conduct its business as it is now conducted.
4.2	Capitalization
(a)          As of August 25, 2017, the authorized capital stock of Buyer consists of twenty million (20,000,000) Buyer Shares, of which 11,589,563 shares are issued and outstanding.  No Buyer Shares are held in treasury.  All of the outstanding Buyer Shares have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights.
(b)          As of August 25, 2017, Buyer has no Buyer Shares reserved for or otherwise subject to issuance, except for approximately 548,410 Buyer Shares remaining available for future issuance pursuant to incentive or other compensation plans or arrangements for directors, officers and employees of Buyer and its Subsidiaries.
(c)          Except for incentive or other compensation plans or arrangements for directors, officers and employees of Buyer and its Subsidiaries, (i) there are no other existing options, warrants, calls, rights (including conversion rights, preemptive rights, co-sale rights, rights of first refusal or other similar rights) or agreements to which Buyer is a party requiring the issuance, sale or transfer by Buyer of any additional shares of capital stock or other equity securities of Buyer or other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase shares of capital stock of Buyer or other equity securities of Buyer; and (ii) there are no outstanding stock appreciation, phantom stock, profit participation or similar rights issued by or through Buyer with respect to Buyer.
4.3	Authority; No Conflict
(a)          This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.  Upon the execution and delivery by Buyer of the other Transaction Documents to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as such enforcement may be limited by Equitable Exceptions.  Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)          Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:
(i)           any provision of Buyer’s Governing Documents;
(ii)           any resolution adopted by the board of directors or the shareholders of Buyer;
(iii)           any Legal Requirement or Order to which Buyer may be subject; or
(iv)           any material Contract to which Buyer is a party or by which Buyer may be bound.
Buyer is not and will not be required to obtain any material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.
4.4	Certain Proceedings
There is no pending, or to Buyer’s Knowledge, threatened Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.
4.5	Brokers or Finders
Except as set forth in Part 4.5, neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.
4.6	Issuance of Stock Consideration; NASDAQ Listing
(a)          The Stock Consideration, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and will be free of any and all Liens, claims, restrictions, and preemptive, preferential or similar purchase rights created by statute, Buyer’s articles of incorporation, Buyer’s bylaws or any Contract to which Buyer is a party or by which it’s bound, other than restrictions on transfer under applicable state and federal securities Legal Requirements.
(b)          The Buyer Common Stock is listed on the NASDAQ Global Select Market, and Buyer has not received any notice of delisting of the Buyer Common Stock.   Buyer is in compliance with all of the NASDAQ Global Select Market’s continued listing standards and any other applicable NASDAQ requirements and, to Buyer’s Knowledge, there exists no event, occurrence, fact, condition or change that is, or could reasonably be expected to become, a violation of such standards or requirements.

4.7	Buyer SEC Documents
The Buyer has filed or furnished all reports, schedules, forms, registrations, statements, certifications and other documents, together with any amendments required to be made with respect thereto, that were required to be filed or furnished since and including January 1, 2016 under the Exchange Act, and the Securities Act (together with the exhibits and other information incorporated therein, the “Buyer SEC Documents”).  No such Buyer SEC Document, at the time filed or furnished, or if amended prior to the date hereof, as of the date of the amendment, (and in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of relevant meetings, respectively) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, taken as a whole, in light of the circumstances under which they were made, not misleading, except that information in the Buyer SEC Documents as of a later date (but before the date of this Agreement) shall be deemed to modify information in the Buyer SEC Documents as of an earlier date.  As of their respective dates of filing or being furnished with the SEC (or, if amended or superseded by a filing prior to the date hereof, as of the date of such filing), all Buyer SEC Documents complied as to form in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the applicable rules and regulations of the SEC thereunder.  As of the date of this Agreement, Buyer has not received any comments from the SEC with respect to any of the Buyer SEC Documents which remain unresolved, nor has it received any inquiry or information request from the SEC as of the date of this Agreement as to any matters affecting Buyer which has not been adequately addressed.
4.8	Financial Statements
Each of the financial statements of Buyer included (or incorporated by reference) in the Buyer SEC Documents (including the related notes, where applicable) (i) fairly present in all material respects the results of operations, cash flows, changes in shareholders’ equity and financial position of Buyer for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (ii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC), and (iii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto.
4.9	Internal Controls; Sarbanes-Oxley Act
Buyer has established and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.  Buyer (i) has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by Buyer in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Buyer’s management as appropriate to allow timely decisions regarding required disclosure and (ii) to the Knowledge of Buyer, has disclosed to Buyer’s auditors and the audit committee of Buyer’s board of directors (and made summaries of such disclosures since January 1, 2016 available to Buyer) (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting, in each case that are reasonably likely to adversely affect in any material respect to Buyer’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Buyer’s internal controls over financial reporting.
4.10	Absence of Certain Changes
Except as expressly contemplated by this Agreement, between the date of the Buyer’s most recent quarterly report on Form 10-Q required to be filed with the SEC and the date hereof, there has not been any fact, event, change, development, circumstance or effect that has had, individually or in the aggregate, a material adverse effect on the business, operations, assets or condition of Buyer.
4.11	No Undisclosed Liabilities
Buyer has no liabilities, obligations or commitments of any type required to be reflected on a balance sheet prepared in accordance with GAAP, except for: (i) those which are adequately reflected or reserved against in the Buyer SEC Documents; (ii) those which have been incurred in the ordinary course of business since the date of the Buyer’s most recent quarterly report on Form 10-Q required to be filed with the SEC; (iii) those arising out of this Agreement or the Contemplated Transactions; and (iv) those that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets or  condition of Buyer.
4.12	Sufficiency of Funds
As of the date hereof, Buyer has cash available that is sufficient to enable it to make payment of the Cash Consideration at Closing and consummate the Contemplated Transactions.
4.13	Solvency
Immediately after giving effect to the Contemplated Transactions, Buyer shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business.  No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of Buyer. In connection with the Contemplated Transactions, Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

5.	COVENANTS OF SELLER PRIOR TO CLOSING
5.1	Access and Investigation; Environmental Matters
(a)          Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) access to Seller’s personnel, properties, Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller and that minimizes potential disruption among employees, suppliers and customers; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, assets and financial condition related to Seller.
(b)          Without limiting the generality of the foregoing, Buyer shall have the right to have the Real Property (including, without limitation, the Operating Facilities and the Showroom) and Tangible Personal Property inspected by Buyer Group, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Real Property, leased premises and Tangible Personal Property; provided, however, that Buyer may not (and may not require Seller or Landlord to) conduct a Phase II environmental site assessment or other invasive or intrusive or subsurface testing or investigation without Seller’s prior written consent, which may not be unreasonably withheld, conditioned or delayed (it being understood that, so long as reasonable, consent may be withheld without violating this Agreement).
5.2	Operation of the Business of Seller
Between the date of this Agreement and the Closing, Seller shall (and Shareholders shall cause Seller and each Landlord to):
(a)          conduct its Business only in the Ordinary Course of Business, except that Seller may take actions necessary or advisable to comply with its obligations under this Agreement and may make payments against any Liabilities that would otherwise be Retained Liabilities after Closing;
(b)          except as otherwise requested by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts in the Ordinary Course of Business to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;
(c)          confer with Buyer prior to implementing operational decisions of a material and significant nature, to the extent allowable under law;
(d)          otherwise report periodically to Buyer concerning the status of its Business, operations and finances;

(e)          make no material changes in management personnel without prior consultation with Buyer;
(f)          maintain the Purchased Assets, Real Property (including, without limitation, any Operating Facility, the Showroom and all premises leased pursuant to any Real Property Leases) in a state of repair and condition that complies with Legal Requirements (and, as applicable, Real Property Leases) in the Ordinary Course of Business;
(g)          keep in full force and effect, without amendment, all material rights relating to the Business and the Operating Facilities and Showroom;
(h)          comply with all Legal Requirements and contractual obligations applicable to the Business and the Operating Facilities and Showroom;
(i)          continue in full force and effect the insurance coverage under the Insurance Policies or substantially equivalent policies;
(j)          except as required to comply with ERISA or to maintain qualification under Section 401(a) of the Code or except as set forth in this Agreement, not amend, modify or terminate any Employee Plan without the express written consent of Buyer, and except as required under the provisions of any Employee Plan, not make any contributions to or with respect to any Employee Plan without the express written consent of Buyer, provided that Seller shall contribute that amount of cash to each Employee Plan necessary to fully fund all of the benefit liabilities of such Employee Plan on a plan-termination basis as of the Closing Date;
(k)          cooperate with Buyer and assist Buyer in identifying the Governmental Authorizations required by Buyer to operate the Business from and after the Closing Date and either transferring existing Governmental Authorizations of Seller to Buyer, where permissible, or obtaining new Governmental Authorizations for Buyer; and
(l)          maintain all books and Records of Seller relating to Seller’s Business in the Ordinary Course of Business.
5.3	Negative Covenant
Except as otherwise expressly permitted or contemplated herein, between the date of this Agreement and the Closing Date, Seller shall not, without the prior written Consent of Buyer, (a) take any affirmative action, or fail to use its Best Efforts in the Ordinary Course of Business to take any reasonable action within its control, as a result of which any of the changes or events listed in Sections 3.15 or 3.19 would be likely to occur; (b) make any modification to any material Contract or Governmental Authorization; (c) fail to use its Best Efforts in the Ordinary Course of Business to not allow the levels of raw materials, supplies or other materials included in the Inventories to vary materially from the levels customarily maintained; or (d) enter into any compromise or settlement of any Proceeding relating to the Purchased Assets, the Business or the Assumed Liabilities.

5.4	Required Approvals
As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions.  Seller also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.  Seller also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.
5.5	Notification
Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if it becomes aware of (a) any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement or (b) the occurrence after the date of this Agreement of any fact or condition that would or be reasonably likely to (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had that representation or warranty been made as of the time of the occurrence of, or Seller’s discovery of, such fact or condition.  Should any such fact or condition require any update to the Disclosure Letter, Seller shall promptly deliver to Buyer an update to the Disclosure Letter reflecting such change.  The Disclosure Letter for all purposes shall be treated as thus updated, except that, if Buyer sends written notice objecting to an updated matter within ten (10) days of its receipt of such update stating a reasonable, good faith basis that such update would impair the value of the Business by, or otherwise have Buyer incur expenses in excess of (which, for this purpose, would not include business expenses to purchase or lease or license goods or services used for the benefit of the Business in the Ordinary Course of Business, e.g., lease payments on a copier actually used every day), more than $5,000, then any objected updates shall not be taken into account for purposes of Section 7.1, the right of Buyer to terminate this Agreement pursuant to Section 9.1(b) or (e) or any rights of Buyer under Section 9.2 and Article 11.  Also between the date of this Agreement and the Closing, Seller also shall promptly notify Buyer of the occurrence of any Breach of any covenant of Seller or the Shareholders in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.
5.6	No Negotiation
Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor either Shareholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to,  consider the merits of any inquiries or proposals from any Person (other than Buyer), or enter into any written or oral agreement or understanding with any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by Shareholders of Seller’s stock, the merger or consolidation of Seller or the sale of Seller’s Business or any of the Purchased Assets (other than in the Ordinary Course of Business), or otherwise enter into any written or oral agreement, arrangement or understanding requiring Seller to abandon, terminate or fail to consummate the Contemplated Transactions.  Seller shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller or either Shareholder.

5.7	Best Efforts
Seller shall use its Best Efforts to cause the conditions in Article 7 to be satisfied.
5.8	Payment of Liabilities
Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations.  Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.
6.	COVENANTS OF BUYER PRIOR TO CLOSING
6.1	Required Approvals
As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions.  Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents identified in Part 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.
6.2	Best Efforts
Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.
7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE
Buyer’s obligation to purchase the Purchased Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):
7.1	Accuracy of Representations
The representations and warranties of Seller contained in this Agreement and the other Transaction Documents delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
7.2	Seller’s Performance
All of the covenants and obligations that Seller and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively),

and each of these covenants and obligations (considered individually), including the deliverables set forth in Section 2.7, shall have been duly performed and complied with in all material respects.
7.3	Consents
Each of the Consents identified in Part 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.
7.4	No Injunction
There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
7.5	No Proceedings
Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Losses or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.
7.6	No Conflict
Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.
7.7	Non-Disturbance Agreements
If at Closing any Operating Facility or the Showroom is encumbered by any mortgage, deed of trust or other instrument made or given by Landlord, Buyer shall have received from the holder of such instrument a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) providing (without limitation) that Buyer’s leasehold interest in such Operating Facility or Showroom under any Operating Lease shall not be disturbed for so long as Buyer is not in default thereunder beyond any applicable notice or cure period, and otherwise in form and substance reasonably acceptable to Buyer.
7.8	Governmental Authorizations
Buyer shall have received such Governmental Authorizations identified in Part 7.8 as are necessary or desirable to allow Buyer to operate the Purchased Assets from and after the Closing.

7.9	No Material Adverse Effect
Since the date of the Balance Sheet, there has not been any Material Adverse Effect, and no event has occurred or circumstance exists that may result in such a Material Adverse Effect.
8.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE
Seller’s obligation to sell the Purchased Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):
8.1	Accuracy of Representations
The representations and warranties of Buyer contained in this Agreement and the other Transaction Documents delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects (in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).
8.2	Buyer’s Performance
All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), including the deliverables set forth in Section 2.7,  shall have been performed and complied with in all material respects.
8.3	No Injunction
There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.
9.	TERMINATION
9.1	Termination Events
By notice given at any time prior to the Closing, subject to Section 9.2, this Agreement may be terminated as follows:
(a)          by Buyer, if Buyer is not then in material Breach of any provision of this Agreement and a material Breach of any provision of this Agreement (other than Article 3) has been committed by Seller that would give rise to the failure of any of the conditions specified in Article 7 and such Breach has not been cured by Seller within twenty (20) days of Seller’s receipt of written notice of such Breach from Buyer;

(b)          by Buyer, if Buyer is not then in material Breach of any provision of this Agreement and a material Breach of Article 3 of this Agreement exists that would give rise to the failure of any of the conditions specified in Section 7.1 and such Breach has not been cured by Seller within twenty (20) days of Seller’s receipt of written notice of such Breach from Buyer;
(c)          by Seller, if neither Seller nor any Shareholder is not then in material Breach of any provision of this Agreement and a material Breach of any provision of this Agreement (other than Article 4) has been committed by Buyer that would give rise to the failure of any of the conditions specified in Article 8 and such Breach has not been cured by Buyer within twenty (20) days of Buyer’s receipt of written notice of such Breach from Seller;
(d)          by Seller, if neither Seller nor any Shareholder is not then in material Breach of any provision of this Agreement and a material Breach of Article 4 of this Agreement exists that would give rise to the failure of any of the conditions specified in Section 8.1 and such Breach has not been cured by Buyer within twenty (20) days of Buyer’s receipt of written notice of such Breach from Seller;
(e)          by Buyer, if any of the conditions set forth in Article 7 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 5, 2017, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing;
(f)          by Seller, if any of the conditions set forth in Article 8 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by November 5, 2017, unless such failure shall be due to the failure of Seller or any Shareholder to perform or comply with any of the covenants or agreements hereof to be performed or complied with by it prior to the Closing; or
(g)          by mutual consent of Buyer and Seller.
9.2	Effect of Termination
If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Article 12 (the first and second sentences only) and 13 (except for those in Section 13.5) survive.   This right to terminate shall be the exclusive remedy of the terminating party, except, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired if (X) the termination is pursuant to Section 9.1(a) or (c) or (Y) the termination is pursuant to Section 9.1(b) or (d) and the underlying Breach is due to the non-terminating party’s fraud or Willful Breach.  “Willful Breach” means a Breach that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such act would cause, or would reasonably be expected to cause, a Breach of this Agreement.

10.	ADDITIONAL COVENANTS
10.1	Employees and Employee Benefits
(a)          Information on Active Employees.  For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its Business who are employed exclusively in Seller’s Business as currently conducted, including employees on temporary leave of absence, including family medical leave, military leave, temporary disability or sick leave, but excluding employees on long-term disability leave.
(b)          Employment of Active Employees by Buyer.
(i)           Buyer shall be given reasonable access to Seller’s Key Employees as disclosed on Part 10.1(b) for the purpose of discussing employment terms and shall offer employment effective on the Closing to all or substantially all of the Active Employees of the Seller as of the Closing, except as set forth in Section 10.1(g)(iv). Any such Active Employees of the Seller as of the Closing who accept and continue employment with the Buyer shall be referred to herein as “Transferred Employees”.
(ii)           Subject to Legal Requirements, Buyer will have reasonable access to the Facilities and personnel Records (including performance appraisals, disciplinary actions, grievances and medical Records) of Seller. Access will be provided by Seller upon reasonable prior notice during normal business hours. Effective immediately before the Closing, Seller will terminate the employment of all of the Transferred Employees.
(iii)           It is understood and agreed that Buyer’s express intent to extend offers of employment as set forth in this Section 10.1 shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and any employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements).  Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Transferred Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.
(iv)           Seller and Buyer agree to cooperate in good faith to determine whether any notification may be required under the WARN Act or any similar state or local Legal Requirement as a result of the Contemplated Transactions and agree to comply with their respective obligations, if any, under the WARN Act and any other similar state or local Legal Requirement.

(c)          Salaries and Benefits.
(i)           Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and pro rata vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; and any payments that have been accrued but not yet paid will be reflected to adjustments in the Net Working Capital, as appropriate, in accordance with the provisions of Sections 2.8 and 2.9 hereof.

(ii)           Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under all Employee Plans.  For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.  Seller agrees to provide Buyer a report of incurred but not reported claims (“IBNR”) to ensure that the liabilities under this subsection 10.1(c)(ii) may be reflected in a consistent manner for purpose of the Net Working Capital Target, Net Working Capital Estimate, Net Working Capital Statement and Final Net Working Capital, as appropriate with the provisions of Section 2.8 and 2.9 hereof.

(iii)           Buyer shall assume and honor the Assumed Welfare Plans as defined in Section 2.4(a)(vii) in accordance with their terms as in effect immediately prior to the Closing, subject to any amendment or termination thereof that may be permitted by such Assumed Welfare Plans or as may be permitted or required under applicable law. It is anticipated that such Assumed Welfare Plans shall remain in existence for the benefit of Transferred Employees only through December 31, 2017. It is also anticipated that effective January 1, 2018, Transferred Employees will become eligible to participate in Buyer’s Employee Plans that are welfare plans during Buyer’s annual enrollment period applicable to its welfare plans. Except as otherwise provided for in this Section 10.1, Transferred Employees shall be eligible to participate in Buyer’s Employee Plans as soon as practicable following the Closing Effective Time, subject to the terms of such plans.

(iv)           For purposes of any of Buyer’s Employee Plans other than the Assumed Welfare Plans, each Transferred Employee will be credited with his or her years of service with the Seller prior to the Closing (including predecessor or acquired entities or any other entities for which the Seller has given credit for prior service), to the same extent as such Transferred Employee was entitled, prior to the Closing, to credit for such service under the corresponding Seller Employee Plan or Assumed Welfare Plan, as applicable), except (A) for any purpose where service credit for the applicable period is not provided to participants generally, or (B) to the extent such credit would result in a duplication of benefits.

(d)          Seller’s 401(k) Savings Plans. The Seller shall (i) terminate the Shenandoah Furniture Inc. 401(k) Plan (the “401(k) Plan”) effective immediately prior to the Closing Date, (ii) cause the account balances of all participants in the 401(k) Plan to be fully vested effective immediately prior to the Closing Date; and (iii) take any actions necessary to ensure that the account balances of participants in the 401(k) Plan are distributable from the 401(k) Plan on, or as soon as administratively practicable after, the Closing Date. As of the Closing Date, Buyer shall cover (or cause to be covered) each Transferred Employee under a defined contribution plan qualified under Sections 401(a) and 401(k) of the Code (the “Buyer Plan”).  Buyer shall cause each Transferred Employee who (i) was a participant in such 401(k) Plan, (ii) has an account balance under the 401(k) Plan and (iii) who is then an employee of the Buyer to be permitted to roll over such account balance (including any outstanding loan) to the Buyer Plan, provided that such rollover is elected by the eligible Transferred Employee before the first anniversary of the Closing Date.
(e)          No Transfer of Assets.  Seller shall not make any transfer of pension or other employee benefit plan assets to Buyer.
(f)          Collective Bargaining Matters, Severance.  Buyer will set its own initial terms and conditions of employment for the Transferred Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law.  Buyer is not obligated to assume any collective bargaining agreements under this Agreement.  Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions.
(g)          General Employee Provisions.
(i)           Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.

(ii)           Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 10.1.

(iii)           If any of the arrangements described in this Section 10.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)           Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Transferred Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement.  While Buyer anticipates extending offers of employment to substantially all of Seller’s Active Employees subject to applicable Legal Requirements, Buyer shall no responsibility to offer employment to any Active Employee for whom an I-9 form has not been furnished.

(v)           Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

10.2	Payment of All Taxes Resulting From Sale of Assets by Seller
Except as otherwise contemplated by this Agreement, Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Purchased Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.
10.3	Payment of Other Retained Liabilities
In addition to payment of Taxes pursuant to Section 10.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement.
10.4	Change of Name
Within 30 days after the Closing Date, Seller shall amend its Governing Documents and take all other actions necessary to change to remove “Shenandoah Furniture” and any and all derivations thereof, including, without limitation, making any and all required filings with Governmental Bodies.
10.5	Restrictions on Seller Dissolution and Distributions
Seller shall remain in existence and in good standing in the Commonwealth of Virginia for at least twenty-four (24) months following the Closing Date, during which time Seller shall not file for dissolution.  Seller shall not be prevented from making dividends or distributions to its shareholders or creditors, including distributions of the Purchase Price; provided that such distributions are in accordance with applicable Legal Requirements and this Agreement.
10.6	Removing Excluded Assets
On or before the Closing Date, Seller shall remove all Excluded Assets from all Facilities and other Real Property (including, without limitation, the Operating Facilities and the Showroom to be occupied by Buyer.  Such removal shall be done in such manner as to avoid any damage to the Facilities and other properties to be occupied by Buyer and any disruption of the Business operations to be conducted by Buyer after the Closing.  Any damage to the Purchased Assets or to the Facilities resulting from such removal shall be paid by Seller at the Closing.  Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; (c) to treat the Excluded Assets as unclaimed and to proceed to dispose of the same under the laws governing unclaimed property; or (d) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity.  Seller shall promptly reimburse Buyer for all costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date.
10.7	Assistance in Proceedings
(a)          Seller will cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide any testimony and access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its Business or either Shareholder.
(b)          Seller agrees to assist Buyer, as reasonably requested by Buyer, in the preparation of any required financial statements or other disclosures required by the rules and regulations of the SEC (including Regulation S-X) relating to Seller, including, without limitation, in the preparation of post-Closing financial statements (including pro forma financial statements) and the timely preparation of required Current Reports to be filed or furnished by Buyer. In connection with the foregoing, Seller agrees to provide access to financial and other relevant information, as needed, in order to prepare such required financial statements and make such other disclosures.  Further, Seller agrees to obtain from Seller’s independent registered accounting firm, at Seller’s sole cost and expense, the customary consents to the inclusion of their audit reports and review reports with respect to the audited Financial Statements in any Form 8-K or other required filing by Buyer with the Securities and Exchange Commission or NASDAQ.

10.8	Rule 144
(a)          Seller and the Shareholders have acknowledged that the Buyer Shares being issued as Stock Consideration are “restricted securities” as defined in Rule 144 promulgated under the Securities Act and will be subject to a lock-up period of six (6) months.  During such period, Seller and the Shareholders acknowledge that the Buyer Shares may not be transferred, resold, pledged, hypothecated or otherwise disposed of in the absence of a legal opinion of counsel reasonably acceptable to the Buyer that such transfer may be made without registration under the Securities Act and all applicable state securities or blue sky laws.
(b)          With a view to making available to the Shareholders the benefits of Rule 144 promulgated under the Securities Act and any other similar rule or regulation of the SEC that may at any time permit the Shareholders to sell securities of Buyer to the public without registration, for a period of 12 months from the date of the Closing, the Buyer agrees to use commercially reasonable efforts to:
(i)           make and keep adequate current public information available, as those terms are understood and defined in Rule 144;

(ii)           file with the SEC in a timely manner all reports and other documents required of the Buyer under the Securities Act and the Exchange Act, for so long as the

Buyer remains subject to such requirements, and the filing of such reports and other documents as is required for sales under Rule 144;
(iii)           submit electronically and post on its corporate web site, if any, every interactive data file required to be submitted and posted pursuant to Rule 405 of Regulation S-T; and

(iv)           furnish to the Shareholders, promptly upon written request, (A) to the extent accurate, a written statement by Buyer that it has complied with the reporting requirements of Rule 144, the Securities Act and the Exchange Act and (B) such other information as may be reasonably requested to permit the Shareholders to sell such securities pursuant to Rule 144 without registration.

(c)          Provided the requirements of Rule 144 as heretofore referenced are met, Buyer shall promptly, upon a Shareholder’s written request, provide a customary letter to its stock transfer agent to remove the restrictive legend from any stock certificate representing the Shareholder’s portion of the Stock Consideration.  The Shareholders shall provide Buyer with the customary written certificates necessary for Buyer to satisfy the foregoing requirement.
10.9	Noncompetition, Nonsolicitation and Nondisparagement
(a)          Noncompetition. For a period of five (5) years after the Closing Date (the “Restricted Period”), Seller shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in or planning to become engaged in the business of developing, designing, manufacturing, distributing, promoting, importing, selling or providing the same or substantially similar wood, metal or upholstered residential furniture products at the middle to upper price points as in the Business (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) two percent (2%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.
(b)          Nonsolicitation.  During the Restricted Period, Seller shall not, directly or indirectly:
(i)           solicit the business of any Person who is a customer of Buyer in a manner competitive with the Business;

(ii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with

Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or
(iv)           hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)          Nondisparagement.  After the Closing Date, neither Seller nor Buyer will disparage Buyer or any of Buyer’s Representatives or Seller or Seller’s Representatives, as the case may be.
(d)          Modification of Covenant.  If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 10.9(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.  This Section 10.9 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed.  This Section 10.9 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Purchased Assets and to prevent any unfair advantage conferred on Seller.
10.10	Customer and Other Business Relationships
After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships.  Seller will refer to Buyer all business inquiries relating to the Business.
10.11	Retention of and Access to Records
After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer.  Buyer also shall provide Seller and Shareholders and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or tax returns or deal with tax audits.  After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose specified by Buyer in such notice.
10.12	Further Assurances
Subject to the proviso in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and

(c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.
10.13	Insurance Claims
After the Closing, Buyer shall have the right to submit to Seller any claims for any Losses related to the Business that are covered by the Insurance Policies arising out of insured incidents to the extent occurring from the date coverage thereunder first commenced until the Closing. With respect to any such claim, Seller shall submit such claim and use its commercially reasonable efforts to administer such claims on behalf of the Buyer and to seek reasonable recovery under the applicable insurance provisions of the Insurance Policies covering Losses related to the Business to the same extent as it would if such Losses were Losses of Seller and to the extent that the terms and conditions of any such policies so allow and Seller shall pay to Buyer the amount of such recovery within thirty (30) days after receipt thereof.
11.	INDEMNIFICATION; REMEDIES
11.1	Survival
Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by pursuant to this Agreement shall survive the Closing and shall remain in full force and effect until the date that is 18 months from the Closing Date; provided, that the Seller Fundamental Representations and the Buyer Fundamental Representations shall survive the Closing for the duration of the applicable statutes of limitation. All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.
11.2	Indemnification by Seller and Shareholders
Subject to the other terms and conditions of this Article 11, Seller and each Shareholder, jointly and severally, shall indemnify and defend each of Buyer and its Affiliates and their respective Representatives (collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees  to the extent based upon, arising out of, with respect to or by reason of:
(a)          any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the other Transaction Documents or in any certificate or instrument delivered by or on behalf of Seller and/or any Shareholder pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); provided, however, that, once there is such a breach or inaccuracy, qualifications as to material, materiality or similar qualifier contained in such representations and warranties shall not be given effect for the sole purpose of calculating the amount of any Losses
(b)          any breach of any covenant, agreement or obligation to be performed by Seller and/or Shareholders pursuant to this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller and/or any Shareholder pursuant to this Agreement;
(c)          any Excluded Asset or any Retained Liability; or
(d)          any Third Party Claim to the extent it is based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its Affiliates (other than the Purchased Assets or Assumed Liabilities) conducted, existing or arising prior to the Closing Effective Time.
11.3	Indemnification by Buyer
Subject to the other terms and conditions of this Article 11, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties to the extent based upon, arising out of, with respect to or by reason of:
(a)          any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(b)          any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement;
(c)          any Assumed Liability; or
(d)          any Third Party Claim to the extent it is based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its Affiliates conducted, existing or arising after the Closing Date;
11.4	Certain Limitations
The indemnification provided for in Section 11.2 shall be subject to the following limitations:
(a)          Seller and Shareholders shall not be liable to the Buyer Indemnified Parties for indemnification under Section 11.2(a) until the aggregate amount of all Losses in respect of indemnification under Section 11.2(a) exceeds $250,000 (the “Basket”), in which event Seller and

Shareholders shall only be required to pay or be liable for Losses in excess of the Basket.  The aggregate amount of all Losses for which Seller and Shareholders shall be liable pursuant to Section 11.2(a) shall not exceed $4,000,000.
(b)          Notwithstanding the foregoing, the limitations set forth in Section 11.4(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in the Seller Fundamental Representations (except for the representations and warranties contained in Section 3.9 (Title to Assets; Encumbrances) and Section 3.16 (Employee Benefits)).
(c)          Notwithstanding anything herein to the contrary, the aggregate amount of all Losses for which Shareholders shall be liable pursuant to this Article 11 shall not exceed the Purchase Price.
(d)          Notwithstanding anything herein to the contrary, from and after the Closing, any claims or indemnification under Section 11.2 shall, subject to the foregoing provisions of this Section 11.4, be satisfied (i) first, to the extent recovery is available under the Escrow Fund, pursuant to the Escrow Agreement, (ii) second, to the extent recovery is not available under the Escrow Fund, directly by Seller, and (iii) third, to the extent recovery is not available from Seller, directly by Shareholders, jointly and severally.
11.5	Indemnification Procedures
The party making a claim under this Article 11 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article 11 is referred to as the “Indemnifying Party”.
(a)          Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, (i) unless the applicable survival period has expired pursuant to Section 11.1 or (ii) except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party's expense and by the Indemnifying Party's own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Business, or (y) seeks an injunction or other equitable relief against the Indemnified Party. In the event that the Indemnifying Party assumes the defense of any Third Party

Claim, subject to Section 11.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party's right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 11.5(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Article 12) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.
(b)          Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 11.5(b). If a firm offer is made to settle a Third Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within 10 days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 11.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)          Direct Claims.  Any Proceeding by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 30 days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, (i) unless the applicable survival period has expired pursuant to

Section 11.1 or (ii) except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party's investigation by giving such information and assistance (including access to the Indemnified Party's premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.
11.6	Payments
Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article 11, the Indemnifying Party shall satisfy its obligations within 15 Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. The parties hereto agree that should an Indemnifying Party not make full payment of any such obligations within such 15-Business Day period, any amount payable shall accrue interest from and including the date of agreement of the Indemnifying Party or final, non-appealable adjudication to and including the date such payment has been made at a monthly compounded rate equal to three-month LIBOR (or similar successor rate) plus two percentage points (2%) per annum. Such interest shall be calculated daily on the basis of a 365 day year and the actual number of days elapsed.
11.7	Tax Treatment of Indemnification Payments; Net of Insurance
All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Legal Requirement.  The amount of any Losses for which indemnification is provided under this Article 11 shall be net of any amounts actually recovered by the Indemnified Party under insurance coverage with respect to such Losses (minus the out-of-pocket expenses of pursuing payment of such amounts and any retrospective premium adjustments, as applicable).
11.8	Exclusive Remedies
Subject to Section 10.9 and Section 13.5, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from actual fraud or intentional wrongful misconduct on the part of a party hereto in connection with the Contemplated Transactions) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 11. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Legal Requirement, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Legal Requirement, except pursuant to the indemnification provisions set forth in this Article 11. Nothing in this Section11.8 shall limit any Person's right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party's actual fraud or intentional wrongful misconduct.
12.	CONFIDENTIALITY
This Agreement and all information disclosed to a party or its Representatives by another party or its Representatives pursuant to this Agreement or any of the other Transaction Documents shall be governed by the Confidentiality Agreement. The Confidentiality Agreement shall survive any termination of this Agreement. Following the Closing, Buyer’s “Evaluation Material” (as defined in the Confidentiality Agreement) shall include any and all confidential information related to the Business, the Purchased Assets and the Assumed Liabilities.  For the avoidance of doubt, following the Closing none of the foregoing shall be considered Seller’s or any Shareholder’s “Evaluation Material” (as defined in the Confidentiality Agreement).  Section 2 of the Confidentiality Agreement shall hereby be amended to allow Seller to use the Evaluation Material to evaluate its rights under this Agreement, perform its duties hereunder and the other Transaction Documents and use and disclose Evaluation Material as a part of enforcing, or resolving a dispute involving, its rights thereunder.

13.	GENERAL PROVISIONS
13.1	Expenses
Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  Buyer will pay one-half and Seller will pay one-half of the fees and expenses of the escrow agent under the Escrow Agreement.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.
13.2	Public Announcements
The parties agree that no press release or public announcement, statement or disclosure concerning the Contemplated Transactions by this Agreement shall be issued by any of the parties without the prior written consent of Seller or Buyer, as applicable, except as such release or announcement may be required by applicable Legal Requirement or applicable stock exchange regulation (including Buyer making a public announcement through the filing of a Current Report on Form 8-K upon execution of this Agreement or otherwise), in which case, the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.
13.3	Notices
All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):
Seller (before the Closing):

Shenandoah Furniture, Inc.
225 Beaver Creek Drive
Martinsville, VA 24112
Attention: G.C. Huddle
gchuddle@shenandoahfurniture.com

with a mandatory copy to (which shall not constitute notice):

Woods Rogers, PLC
Wells Fargo Tower, Suite 1400
10 S. Jefferson Street
Roanoke, VA 24011
Attention: Alex I. Saunders
Fax no.: 540-983-7711
saunders@woodsrogers.com

Seller (after the Closing):

41 Windy Hill Circle
Union Hall, VA 24176
Attention: G.C. Huddle

with a mandatory copy to (which shall not constitute notice):

Woods Rogers, PLC
Wells Fargo Tower, Suite 1400
10 S. Jefferson Street
Roanoke, VA 24011
Attention: Alex I. Saunders
Fax no.: 540-983-7711
saunders@woodsrogers.com

Shareholders:

G.C Huddle
41 Windy Hill Circle
Union Hall, VA 24176

Candace H. Payne
1425 6th St. Circle NW
Hickory, NC  28601
chpayne11@gmail.com

with a mandatory copy to (which shall not constitute notice):

Woods Rogers, PLC
Wells Fargo Tower, Suite 1400
10 S. Jefferson Street
Roanoke, VA 24011
Attention: Alex I. Saunders
Fax no.: 540-983-7711
saunders@woodsrogers.com

Buyer:
Hooker Furniture Corporation
440 East Commonwealth Boulevard
Martinsville, VA 24112
Attention: Paul Toms
Fax no.: (276) 632-0026
E-mail: ptoms@hookerfurniture.com

with a mandatory copy to (which shall not constitute notice):

McGuireWoods LLP
Gateway Plaza
800 East Canal Street
Richmond, VA 23219
Attention: James M. Anderson III
Fax no.: (804) 698-2155
E-mail address: jmanderson@mcguirewoods.com

13.4	Jurisdiction; Service of Process; Waiver of Jury Trial
(a)          Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the Commonwealth of Virginia, Henry County, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of Virginia, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.
(b)          EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A PROCEEDING, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.4(b).
13.5	Enforcement of Agreement
Each party acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by a party could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement.
13.6	Waiver; Remedies Cumulative
Subject to Section 9.2 until Closing and subject to Section 11.8 after Closing, the rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.
13.7	Entire Agreement and Modification
This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter.  This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.
13.8	Disclosure Letter
The information in the Disclosure Letter constitutes (i) exceptions to the particular representations, warranties, covenants and obligations of Seller in this Agreement as referenced therein and to any other of Seller’s representations and warranties as is reasonably obvious from the nature of the information should also apply or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement.
13.9	Assignments, Successors and No Third-Party Rights
No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors, heirs and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.9.
13.10	Severability
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.
13.11	Construction
The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation.  All references to “Articles,” “Sections” and

“Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.
13.12	Time of Essence
With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.
13.13	Governing Law
This Agreement will be governed by and construed under the laws of the Commonwealth of Virginia without regard to conflicts-of-laws principles that would require the application of any other law.
13.14	Execution of Agreement
This Agreement may be executed by electronic transmission and in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or other electronic transmission shall be deemed to be their original signatures for all purposes.
 [Signature Page Follows.]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.
BUYER:	SELLER:

HOOKER FURNITURE CORPORATION	SHENANDOAH FURNITURE, INC.

By: /s/ Paul B. Toms, Jr.	By: /s/ Gideon C. Huddle
Name: Paul B. Toms, Jr.	Name: Gideon C. Huddle
Title: Chairman and Chief Executive Officer	Title: Chief Executive Officer

SHAREHOLDERS:

/s/ Gideon C. Huddle
GIDEON C. HUDDLE

/s/ Candace H. Payne
CANDACE H. PAYNE

Signature Page to Asset Purchase Agreement